Exhibit 10.1

EXECUTION VERSION

MULTI-CURRENCY CREDIT AGREEMENT

dated as of March 26, 2015

among

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED,

HARMAN HOLDING GMBH & CO. KG,

The Several Lenders

from Time to Time Parties Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

HSBC BANK USA, N.A.,

UNICREDIT CAPITAL MARKETS LLC,

WELLS FARGO SECURITIES, LLC,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Bookrunners

HSBC BANK USA, N.A.,

UNICREDIT CAPITAL MARKETS LLC,

WELLS FARGO BANK, N.A.,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Syndication Agents

CITIZENS BANK, N.A.,

TD BANK, NATIONAL ASSOCIATION

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Documentation Agents

4.7.	Change of Lending Office	51
4.8.	Company Controls on Exposure; Calculation of Exposure; Prepayment if Exposure Exceeds Commitments	52

SECTION 5 REPRESENTATIONS AND WARRANTIES		53
5.1.	Financial Condition	53
5.2.	No Change	54
5.3.	Existence; Compliance with Law	54
5.4.	Power; Authorization; Enforceable Obligations	54
5.5.	No Legal Bar	55
5.6.	No Material Litigation	55
5.7.	No Default	55
5.8.	Ownership of Real Property; Liens	55
5.9.	Intellectual Property	55
5.10.	Taxes	55
5.11.	Federal Regulations	56
5.12.	ERISA	56
5.13.	Investment Company Act; Other Regulations	57
5.14.	Subsidiaries	57
5.15.	Purpose of Loans and Letters of Credit	57
5.16.	Accuracy and Completeness of Information	57
5.17.	Environmental Matters	57
5.18.	Solvency	58
5.19.	Anti-Corruption Laws and Sanctions	58

SECTION 6 CONDITIONS PRECEDENT		59
6.1.	Conditions to Effectiveness	59
6.2.	Conditions to Each Extension of Credit	60

SECTION 7 AFFIRMATIVE COVENANTS		61
7.1.	Financial Statements	61
7.2.	Certificates; Other Information	62
7.3.	Payment of Obligations	62
7.4.	Conduct of Business and Maintenance of Existence	62
7.5.	Maintenance of Property; Insurance	63
7.6.	Inspection of Property; Books and Records; Discussions	63
7.7.	Notices	63
7.8.	Environmental Laws	64
7.9.	Additional Borrower	64
7.10.	Further Assurances	64

SECTION 8 NEGATIVE COVENANTS		65
8.1.	Financial Condition Covenants	65
8.2.	Limitation on Indebtedness of Subsidiaries	65
8.3.	Limitation on Liens	68
8.4.	Limitation on Fundamental Changes	72
8.5.	Limitation on Sales and Leasebacks	72

SECTION 9 EVENTS OF DEFAULT		73

SECTION 10 Guarantee		75

SECTION 11 THE ADMINISTRATIVE AGENT AND THE JOINT LEAD ARRANGERS		77
11.1.	Appointment	77
11.2.	Delegation of Duties	77
11.3.	Exculpatory Provisions	77
11.4.	Reliance by Administrative Agent	78
11.5.	Notice of Default	78
11.6.	Non-Reliance on Administrative Agent and Other Lenders	78
11.7.	Indemnification	79
11.8.	Administrative Agent in Its Individual Capacity	79
11.9.	Successor Administrative Agent	80
11.10.	The Joint Lead Arrangers	80

SECTION 12 MISCELLANEOUS		80
12.1.	Amendments and Waivers Generally; Amendments to Schedules	80
12.2.	Notices	82
12.3.	No Waiver; Cumulative Remedies	84
12.4.	Survival of Representations and Warranties	84
12.5.	Payment of Expenses and Taxes; Indemnification	84
12.6.	Successors and Assigns; Participations and Assignments	85
12.7.	Adjustments; Set-off	89
12.8.	Judgment	89
12.9.	Counterparts	90
12.10.	Severability	90
12.11.	Integration	90
12.12.	GOVERNING LAW	90
12.13.	Submission to Jurisdiction; Waivers	91
12.14.	Acknowledgements	91
12.15.	WAIVERS OF JURY TRIAL	92
12.16.	Confidentiality	92
12.17.	Interest Rate Limitation	92
12.18.	USA PATRIOT Act	93
12.19.	Non-Public Information	93

SCHEDULES

Schedule I:	Lenders and Commitments
Schedule II:	Administrative Schedule
Schedule III:	Existing Letters of Credit
Schedule IV:	Issuing Banks
Schedule 5.14:	Subsidiaries
Schedule 8.2:	Existing Indebtedness

EXHIBITS

Exhibit A:	Form of Schedule Amendment
Exhibit B:	Form of Notice of Borrowing
Exhibit C:	Form of Notice of Continuation/Conversion
Exhibit D:	Form of Assignment and Acceptance
Exhibit E:	Form of Exemption Certificate
Exhibit F:	Form of New Lender Supplement
Exhibit G:	Form of Commitment Increase Supplement

MULTI-CURRENCY CREDIT AGREEMENT, dated as of March 26, 2015, among:

(a) HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Company”);

(b) HARMAN HOLDING GMBH & CO. KG, a limited partnership organized under the laws of Germany and a Wholly Owned Subsidiary of the Company (the “Additional Borrower”);

(c) the several banks and other financial institutions from time to time parties to this Agreement; and

(d) JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (together with its branches and affiliates and their respective successors in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested the Lenders to make available a credit facility pursuant to which (a) the Borrowers may borrow revolving credit loans and (b) the Issuing Banks will issue Letters of Credit for the account of the Company;

WHEREAS, the proceeds of the Loans and the Letters of Credit shall be used by the Company and its Subsidiaries (a) to repay in full the loans and other amounts outstanding under the Existing Credit Agreement on the Effective Date and (b) for general corporate purposes including, without limitation, repayment, prepayment or purchase of long-term Indebtedness and Acquisitions;

WHEREAS, the Borrowers have requested that the Loans made, and Letters of Credit issued, under this Agreement be denominated, at the option of the Company or the Additional Borrower, as applicable, in US Dollars or Available Foreign Currencies; and

WHEREAS, the Lenders are willing to make such credit facility available to the Borrowers.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% (but in no event less than zero) and (c) the Adjusted LIBO Rate for US Dollars for a one month Interest

Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“ABR Loans”: Loans in US Dollars bearing interest based upon the ABR.

“Acquisition”: any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by the Company or any Subsidiary of all or substantially all of the assets of a Person or of any business or division of a Person or (b) the acquisition by the Company or any Subsidiary of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person.

“Additional Borrower”: as defined in the preamble.

“Additional Borrower Obligations”: the unpaid principal of and interest on the Loans made to the Additional Borrower and all other financial liabilities of the Additional Borrower to the Administrative Agent or any Lender (including, without limitation, interest accruing after the maturity or earlier acceleration of the Loans to the Additional Borrower and interest accruing on the Loans at the then-applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Additional Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), whether direct or indirect, absolute or contingent, due or become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans made to the Additional Borrower or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender) or otherwise.

“Additional Borrower Percentage”: as of the Effective Date, with respect to the Additional Borrower, 33 1/3%; provided that upon written notice by the Borrowers to the Administrative Agent, such percentage (a) may be increased and/or decreased from time to time and at any time by the Borrowers and (b) as of the effective date for any such increase or decrease specified by the Borrowers in the applicable notice thereof, shall be the percentage so specified.

“Adjusted LIBO Rate”: with respect to any Loan denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent”: as defined in the preamble.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Administrative Schedule”: Schedule II to this Agreement, which contains administrative information in respect of each Currency and each Type of Loan.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary of such Person) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of the board of directors or equivalent governing body of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: this Multi-Currency Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Agreement Currency”: as defined in subsection 12.8(b).

“Anti-Corruption Laws”: all laws, rules and regulations of the United States of America, the European Union, Germany and the United Kingdom applicable to the Borrowers or the Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: with respect to any Loan, for any day, the applicable rate per annum set forth below under the caption “ABR Spread” or “LIBOR/EURIBOR/CDOR Spread”, as the case may be, based upon the Ratings applicable on such day:

Ratings (Moody’s/S&P):	ABR Spread	LIBOR/EURIBOR/CDOR Spread
Category 1 Baa1/BBB+ or higher.	0.025%	1.025%
Category 2 Baa2/BBB	0.100%	1.100%
Category 3 Baa3/BBB-	0.200%	1.200%
Category 4 Ba1/BB+	0.275%	1.275%
Category 5 Lower than Ba1/BB+	0.350%	1.350%

For purposes of this definition, (a) if either Moody’s or S&P shall not have in effect a Rating as a result of a request by the Company that such Rating be discontinued or the failure of the Company to furnish information or to pay any fee required in order for such Rating to remain in effect, then such rating agency shall be deemed to have established a Rating in Category 5; (b) if either Moody’s or S&P shall not have in effect a Rating for any other reason, the Applicable Margin shall be based on the remaining Rating; (c) if no Rating shall be in effect (other than by reason of the circumstances referred to in the last sentence of this definition), the Applicable

Margin shall be determined by reference to Category 5; (d) if the Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Applicable Margin shall be based on the higher of the two Ratings unless the two Ratings differ by more than one Category, in which case the Applicable Margin shall be determined by reference to the Category next below that corresponding to the higher of the two Ratings; and (e) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Applicable Percentage”: an individual reference to, with respect to the Company, the Company Percentage or, with respect to the Additional Borrower, the Additional Borrower Percentage, but not a collective reference to both the Company Percentage and the Additional Borrower Percentage.

“Application”: in respect of each Letter of Credit issued by an Issuing Bank, an application, in such form as such Issuing Bank may specify from time to time, requesting issuance of such Letter of Credit.

“Assignee”: as defined in subsection 12.6(c).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit D hereto, executed and delivered pursuant to subsection 12.6(c).

“Available Foreign Currencies”: euro, Pounds Sterling, Japanese Yen, Swiss Francs, Canadian Dollars and any other readily available foreign currency selected by the Company and approved by the Administrative Agent and each Lender that is freely convertible into US Dollars in the London interbank market and for which a Screen Rate is available.

“Available Foreign Currency Exposure”: at any date, the sum of (a) the US Dollar Equivalent Amounts of all Loans then outstanding and made in Available Foreign Currencies and (b) the US Dollar Equivalent Amounts of the L/C Obligations then outstanding and denominated in Available Foreign Currencies.

“Available Foreign Currency Exposure Cap”: $750,000,000, as such amount may be changed from time to time in accordance with subsection 2.10 and any applicable New Lender Supplement or Commitment Increase Supplement referred to therein.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefited Lender”: as defined in subsection 12.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: an individual reference to the Company or the Additional Borrower, but not a collective reference to both the Company and the Additional Borrower.

“Borrowers”: a collective reference to both the Company and the Additional Borrower.

“Borrowing Date”: any Business Day on which a Loan is to be made at the request of a Borrower under this Agreement.

“Business”: as defined in subsection 5.17(b).

“Business Day”: (a) when such term is used in respect of any amounts denominated or to be denominated in (i) any Available Foreign Currency other than Canadian Dollars, a London Banking Day which is also a day on which banks are open for general banking business in (A) the city which is the principal financial center of the country of issuance of such Available Foreign Currency, (B) in the case of euro only, Frankfurt am Main, Germany (or such other principal financial center as the Administrative Agent may from time to time nominate for this purpose) and (C) New York City, (ii) US Dollars, (A) in the case of a LIBOR Loan, any fundings, disbursements, payments and settlements in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to any Loan Document in respect of any such LIBOR Loan, a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in New York City and (B) in the case of an ABR Loan, any fundings, disbursements, payments and settlements in respect of any such ABR Loan, or any other dealings to be carried out pursuant to any Loan Document in respect of any such ABR Loan, a day other than a Saturday or Sunday on which banks are open for general banking business in New York City, and (iii) Canadian Dollars, a day other than a Saturday or Sunday on which banks are open for general banking business in Toronto and New York City, (b) when such term is used for the purpose of determining the date on which the EURIBO Rate is determined under this Agreement for any Loan denominated in euro for any Interest Period therefor and for purposes of determining the first and last day of any Interest Period, references in this Agreement to Business Days shall be deemed to be references to Target Operating Days and (c) when such term is used to describe a day on which a request is to be made to an Issuing Bank for issuance of a Letter of Credit or on which a Letter of Credit is to be issued, such term shall mean a day other than a Saturday or Sunday on which commercial banks in the city in which such Issuing Bank’s Issuing Office is located are open for general banking business.

“Canadian Dollars”: the lawful currency of Canada.

“Capital Lease Obligations”: the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“CDOR”: when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the CDO Rate.

“CDO Rate”: with respect to any CDOR Loan for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“Change of Control”: an event or series of related events by which any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under such Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire without condition, other than passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Stock of the Company. Notwithstanding the foregoing, a transaction in which the Company becomes a subsidiary of another domestic entity (a “New Holdco”) shall not constitute a Change of Control if after giving effect to such transaction the equityholders of the Company immediately prior to such transaction beneficially own the same percentages of voting power of the outstanding classes or series of the New Holdco’s Voting Stock as they owned of such classes or series of the Company’s Voting Stock immediately prior to the consummation of such transaction; provided, that at all times following such a transaction, (a) all references in the first sentence of this definition to the Company shall be deemed to be references to the New Holdco and (b) a Change of Control shall be deemed to have occurred if the New Holdco shall cease to own 100% of the Voting Stock of the Company.

“Charges”: as defined in subsection 12.17.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit”: as defined in subsection 3.1(b).

“Commitment”: as to any Lender, the obligation of such Lender to make Loans and issue or acquire participating interests in Letters of Credit hereunder in an aggregate US Dollar Equivalent Amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

“Commitment Increase Notice”: as defined in subsection 2.10(a).

“Commitment Increase Supplement”: as defined in subsection 2.10(c).

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitment; provided that in the case of subsection 2.14 when a Defaulting Lender shall exist, “Commitment Percentage” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. At any time after the Commitments shall have expired or terminated, “Commitment Percentage” shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Commitment Period”: the period from and including the Effective Date to but not including the Maturity Date or such earlier date on which the Commitments shall terminate as provided herein.

“Commonly Controlled Entity”: any entity (whether or not incorporated) that, together with the Company is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of Section 412 of the Code and Section 302 of ERISA, Section 414 of the Code.

“Communications”: collectively, any notice, demand, communication, information, document or other material provided by or on behalf of either Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 12.2, including through the Platform.

“Company”: as defined in the preamble.

“Company Obligations”: the unpaid principal of and interest on the Loans made to the Company, all Reimbursement Obligations in respect of Letters of Credit owing (a) to any Issuing Bank for which such Issuing Bank shall not have been reimbursed by the Lenders or (b) to any Lender in respect of participations acquired by such Lender in such Reimbursement Obligations, and all other financial liabilities of the Company to the Administrative Agent, any Issuing Bank (other than in respect of Reimbursement Obligations reimbursed by the Lenders) or any Lender (including, without limitation, interest accruing at the then-applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, the Loans made to the Company, the Letters of Credit, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, any Issuing Bank or any Lender) or otherwise.

“Company Percentage”: as of the Effective Date, with respect to the Company, 66 2/3%; provided, that upon written notice by the Borrowers to the Administrative Agent, such percentage (a) may be increased and/or decreased from time to time and at any time by the Borrowers, and (b) as of the effective date for any such increase or decrease specified by the Borrowers in the applicable notice thereof, shall be the percentage so specified.

“Consolidated Cash Interest Expense”: for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations), net of interest income, of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable in cash during such period in respect of Indebtedness of the Company or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period and (iv) any cash dividends paid during such period in respect of Disqualified Stock in the Company minus (b) the sum of (i) to the extent included in interest expense for such period, noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (ii) to the extent included in interest expense for such period, noncash interest expense, noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period, plus, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) taxes, (b) interest, (c) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (d) depreciation and amortization, (e) amortization of intangibles (including but not limited to goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on Dispositions outside the ordinary course of business); provided that cash expenses or losses added pursuant to this clause (f) shall be limited to an aggregate amount not to exceed $70,000,000 for any period of four consecutive fiscal quarters and (g) any other non-cash charges (excluding any non-cash charge that will result in a cash expenditure in a future period), minus, to the extent included in determining Consolidated Net Income for such period, (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, gains on Dispositions outside of the ordinary course of business) and (ii) any other non-cash items of income for such period (excluding any non-cash items of income in respect of which cash will be received in a future period). For purposes of calculating Consolidated EBITDA for any period in order to determine the Total Leverage Ratio and the Interest Coverage Ratio, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with subsection 1.2(e).

“Consolidated Net Income”: for any period, the net income of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income or loss of any consolidated Subsidiary that is not a Wholly Owned Subsidiary of the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.

“Consolidated Total Assets”: at any date, the total book value of the assets of the Company and its consolidated Subsidiaries as reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, without duplication, the aggregate principal amount of all Indebtedness (including the current portion thereof) of the Company and its consolidated Subsidiaries at such date (but excluding (x) any Indebtedness owing by (A) the Company to any Subsidiary and (B) any Subsidiary to the Company or any other Subsidiary and (y) Guarantee Obligations (except to such extent any amounts are due and payable at such date)), determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, any Issuing Bank or any other Lender.

“Credit Re-Allocation Date”: as defined in subsection 2.10(d).

“Currencies”: the collective reference to US Dollars and the Available Foreign Currencies.

“Default”: any event or condition that upon notice, the lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, as applicable; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Acquisition”: any Acquisition for which the aggregate consideration paid is at least $100,000,000 and in respect of which at least 50% of such consideration is in the form of cash.

“Disposition”: any conveyance, sale, lease, assignment, transfer or other disposition.

“Disqualified Stock”: Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition: (a) requires the payment of any dividends or distributions (other than dividends or distributions payable solely in shares of Capital Stock that do not constitute Disqualified Stock) prior to the date that is 180 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the date hereof, the date hereof) or (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, or is convertible or exchangeable at the option of the holder thereof for Indebtedness or Capital Stock (other than Capital Stock that does not constitute Disqualified Stock), in each case prior to the date that is 180 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the date hereof, the date hereof); provided, however, that Capital Stock that would not constitute Disqualified Stock but for terms thereof giving holders thereof the right to require the issuer thereof to redeem or purchase such Capital Stock upon the occurrence of an “event of default”, an “asset sale” or a “change of control” shall not constitute Disqualified Stock if any such requirement becomes operative only after repayment in full of all the Obligations (other than contingent indemnification obligations for which no claim has been made), the cancellation or expiration of all Letters of Credit and the termination of the Commitments.

“Documentation Agents”: Citizens Bank, N.A., TD Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., in their capacities as Documentation Agents.

“Dormant Subsidiary”: any Subsidiary that engages in no business or operations and owns substantially no assets.

“Effective Date”: the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied, which date is March 26, 2015.

“EMU”: Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation”: the legislative measures of the European Council (including European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, judgments, decrees, enforceable requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case that is applicable to the Company or any of its Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EURIBO Rate”: with respect to any EURIBOR Loan for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR”: when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the EURIBO Rate.

“euro”: the single currency of Participating Member States of the European Union in accordance with the EMU Legislation.

“Event of Default”: any of the events specified in Section 9; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Rate”: with respect to any Available Foreign Currency on any date, the rate at which such Available Foreign Currency may be exchanged into US Dollars, as set forth on such date on the applicable Reuters currency page with respect to such currency at or about 11:00 A.M. London time on such date. In the event that such rate does not appear on the applicable Reuters currency page, the “Exchange Rate” with respect to such Available Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the London interbank market or other market where its foreign currency exchange operations in respect of such Available Foreign Currency are then being conducted, at or about 10:00 A.M., local time, at such date for the purchase of US Dollars with such Available Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may in consultation with the Company use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes”: with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction

(or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of any Lender, any withholding tax imposed by the United States of America or the Federal Republic of Germany (or any political subdivision of either thereof) on payments by a Borrower from an office within such jurisdiction to such Lender pursuant to any law in effect on the date such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to subsection 4.5(a), (d) any withholding Taxes imposed by the United States of America pursuant to FATCA and (e) any withholding Tax that is attributable to such Lender’s failure to comply with subsection 4.5(b), together, in the case of clauses (a) through (e), with any interest, additions to tax and penalties applicable thereto.

“Existing Credit Agreement”: the Multi-Currency Credit Agreement, dated as of October 10, 2012, among the Company, the Additional Borrower, the several banks and other financial institutions from time to time parties thereto, the syndication agents and documentation agents party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders thereunder.

“Existing Maturity Date”: as defined in subsection 2.15.

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Additional Borrower, the Administrative Agent and one or more Extending Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by subsection 2.15.

“Extensions of Credit”: the collective reference to Loans made and Letters of Credit issued under this Agreement.

“Extending Lenders”: as defined in subsection 2.15.

“Extension Offer”: as defined in subsection 2.15.

“Extension Permitted Amendment”: an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to subsection 2.15, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans and Commitments for an additional period of one year (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) an increase or decrease in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (c) an addition or removal of any affirmative or negative covenants applicable to the Company and its Subsidiaries; provided that any such modification to the covenants shall be applicable only during the period commencing on the latest Maturity Date in effect immediately prior to such Extension Permitted Amendment.

“Facility Fee Rate”: with respect to any Commitment, for any day, the applicable rate per annum set forth below, based upon the Ratings applicable on such day:

Ratings (Moody’s/S&P):	Facility Fee
Category 1 Baa1/BBB+ or higher.	0.100%
Category 2 Baa2/BBB	0.150%
Category 3 Baa3/BBB-	0.175%
Category 4 Ba1/BB+	0.225%
Category 5 Lower than Ba1/BB+	0.275%

For purposes of this definition, (a) if either Moody’s or S&P shall not have in effect a Rating as a result of a request by the Company that such Rating be discontinued or the failure of the Company to furnish information or to pay any fee required in order for such Rating to remain in effect, then such rating agency shall be deemed to have established a Rating in Category 5; (b) if either Moody’s or S&P shall not have in effect a Rating for any other reason, the Facility Fee Rate shall be based on the remaining Rating; (c) if no Rating shall be in effect (other than by reason of the circumstances referred to in the last sentence of this definition), the Facility Fee Rate shall be determined by reference to Category 5; (d) if the Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Facility Fee Rate shall be based on the higher of the two Ratings unless the two Ratings differ by more than one Category, in which case the Facility Fee Rate shall be determined by reference to the Category next below that corresponding to the higher of the two Ratings; and (c) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders. Each change in the Facility Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Facility Fee Rate shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%) of the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters”: the JPMorgan Fee Letter and the other separate fee letters, in each case dated March 4, 2015, among the Company and the Additional Borrower and each other Joint Lead Arranger and certain of its Affiliates.

“Foreign Subsidiary”: (a) any Subsidiary that is not incorporated, formed or organized under the laws of the United States of America, any State thereof, the District of Columbia or any of the territories or possessions of the United States of America or any political subdivision thereof and (b) any Subsidiary of any Subsidiary described in the foregoing clause (a).

“Funding Office”: for each Currency, the Funding Office set forth in respect thereof in the Administrative Schedule.

“Funding Time”: for each Currency, the Funding Time set forth in respect thereof in the Administrative Schedule.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising applicable executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such functions, such as the European Union or the European Central Bank).

“Guarantee Obligation”: as to any Person, any obligation, contingent or otherwise of such Person guaranteeing any Indebtedness of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of the guaranteeing Person (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor so as to enable such primary obligor to pay such Indebtedness, (c) to purchase property, securities or services for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to protect the owner of any such

Indebtedness against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (A) any liability by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (B) indemnification obligations of the Company or any of its Subsidiaries entered into in the ordinary course of business or (C) obligations of the Company or any of its Subsidiaries under arrangements entered into in the ordinary course of business whereby the Company or such Subsidiary sells goods or inventory to other Persons under agreements obligating the Company or such Subsidiary to repurchase such goods or inventory, at a price not exceeding the original sale price, upon the occurrence of certain specified events. The amount of any Guarantee Obligation of any guaranteeing Person at any time shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made at such time and (y) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation at such time, unless such Indebtedness and such maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith at such time; provided, however, that for purposes of this definition the liability of the guaranteeing Person with respect to any obligation as to which a third Person or Persons are jointly or jointly and severally liable as a guarantor or otherwise as contemplated hereby and have not defaulted on its or their portions thereof shall be only as to its pro rata portion of such obligation.

“Hedging Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement.

“Immaterial Subsidiary”: any Subsidiary that is a Dormant Subsidiary or for which (a) the consolidated total assets of such Subsidiary constitute less than or equal to $25,000,000 and, collectively with all Immaterial Subsidiaries, less than or equal to 5% of the consolidated total assets of the Company and (b) the consolidated revenues of such Subsidiary constitute less than or equal to 1% of the consolidated revenues of the Company and, collectively with all Immaterial Subsidiaries, less than or equal to 5% of the consolidated revenues of the Company, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to subsection 7.1(a) or (b).

“Indebtedness”: of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of noncompetition agreements or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) accounts payable incurred and paid in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Company, the Additional Borrower or any other Subsidiary and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment, earnout or deferred payment obligation is, or becomes, determinable), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Stock in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Stock or Indebtedness into which such Disqualified Stock is convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Stock, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person; provided that the amount of Indebtedness represented by any such obligations under this clause (i) at any time shall be the lesser of (A) the fair market value (determined by the Company in good faith) of such property at such time and (B) the amount of such Indebtedness, (j) all Guarantee Obligations of such Person of Indebtedness of others and (k) all obligations in respect of Securitization Transactions. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“indemnified liabilities”: as defined in subsection 12.5.

“indemnified person”: as defined in subsection 12.5.

“Index Debt” means the Company’s senior, unsecured, long-term indebtedness for borrowed money that is not benefitted by any credit enhancement (including by Guarantee Obligations of Subsidiaries).

“Information”: as defined in subsection 12.16.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in subsection 5.9.

“Interest Coverage Ratio”: as defined in subsection 8.1(b).

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the Maturity Date, (b) as to any LIBOR Loan, EURIBOR Loan or CDOR Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any LIBOR Loan, EURIBOR Loan or CDOR Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any LIBOR Loan, EURIBOR Loan or CDOR Loan:

(a) initially, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such Loan and ending one, two, three or six (or, if agreed to by all Lenders, twelve) months thereafter, as selected by the applicable Borrower of such Loan in its Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, two, three or six (or, if agreed to by all Lenders, twelve) months thereafter, as selected by the applicable Borrower of such Loan by a Notice of Continuation with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Maturity Date therefor shall end on the Maturity Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Screen Rate”: with respect to any LIBOR Loan denominated in any currency, any EURIBOR Loan or any CDOR Loan, in each case for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.

“Investments”: any advance (other than demand deposits), loan, extension of credit or capital contribution to, or incurrence of any Guarantee Obligations in respect of obligations of, or purchase for value of any Capital Stock, bonds, notes, debentures or other securities of, any Person.

“ISP” or “ISP98”: with respect to any Standby Letter of Credit, the “International Standby Practices 1998” as published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect from time to time).

“Issuing Bank”: each Lender listed as an Issuing Bank in Schedule IV.

“Issuing Office”: in respect of each Issuing Bank, the Issuing Office set forth for such Issuing Bank in Schedule IV.

“Japanese Yen”: the lawful currency of Japan.

“Joint Lead Arrangers”: J.P. Morgan Securities LLC, HSBC Bank USA, N.A., UniCredit Capital Markets LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“JPMorgan Chase”: JPMorgan Chase Bank, N.A.

“JPMorgan Fee Letter”: the letter agreement, dated March 4, 2015, among the Company, the Additional Borrower, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A.

“Judgment Currency”: as defined in subsection 12.8(b).

“L/C Commitment”: as to each Issuing Bank, the amount set forth opposite the name of such Issuing Bank in Schedule IV.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit, (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a) and (c) the face amount of each outstanding and accepted Time Draft.

“L/C Participant”: in respect of each Letter of Credit, each Lender (other than the Issuing Bank in respect of such Letter of Credit) in its capacity as the holder of a participating interest in such Letter of Credit.

“Lender”: each Person listed on Schedule I hereto and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or a New Lender Supplement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance.

“Letters of Credit”: as defined in subsection 3.1(a).

“LIBO Rate” means, with respect to any LIBOR Loan denominated in any currency for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“LIBOR”: when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), title defect, charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

“Loan”: a loan made pursuant to subsection 2.1(a).

“Loan Documents”: this Agreement, each Application, each Extension Agreement and each New Lender Supplement.

“London Banking Day”: any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

“Majority Lenders”: as of any date of determination, Lenders having Revolving Exposure and unused Commitments representing more than 50% of the sum of the aggregate Revolving Exposure and unused Commitments as of such date.

“Material Acquisition”: any Acquisition for which the aggregate consideration (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: any Disposition for which the aggregate consideration (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Indebtedness”: Indebtedness (other than Indebtedness under the Loan Documents), or, solely for purposes of clause (e) of Section 9, obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount of $100,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: March 26, 2020, or any later date to which the Maturity Date shall have been extended pursuant to an Extension Agreement.

“Maximum Increase Amount”: on any date, an amount equal to (a) $500,000,000 minus (b) the aggregate principal amount of Commitments established pursuant to subsection 2.10 prior to such date.

“Maximum Rate”: as defined in subsection 12.17.

“MNPI”: material information concerning the Company, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. For purposes of this definition, “material information” means information concerning the Company, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s”: Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating debt.

“Multiemployer Plan”: a plan which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“New Lender”: as defined in subsection 2.10(b).

“New Lender Supplement”: as defined in subsection 2.10(b).

“Non-Excluded Taxes”: as defined in subsection 4.5(a).

“Non-Extending Lenders”: as defined in subsection 2.15.

“Non-U.S. Lender”: as defined in subsection 4.5(b).

“Notice of Borrowing”: with respect to a Loan in any Currency, a notice in substantially the form of Exhibit B hereto from the applicable Borrower of such Loan in respect of such Loan, containing the information in respect of such Loan and delivered to the Person, in the manner and by the time specified for a Notice of Borrowing in respect of Loans in such Currency in the Administrative Schedule.

“Notice of Continuation”: with respect to a Loan in any Currency, a notice in substantially the form of Exhibit C hereto from the applicable Borrower of such Loan in respect of such Loan, containing the information in respect of such Loan and delivered to the Person, in the manner and by the time specified for a Notice of Continuation in respect of such Currency in the Administrative Schedule.

“Notice of Conversion”: with respect to a Loan in US Dollars which the applicable Borrower of such Loan wishes to convert from a LIBOR Loan to an ABR Loan, or from an ABR Loan to a LIBOR Loan, as the case may be, a notice in substantially the form of Exhibit C hereto from the applicable Borrower of such Loan setting forth the amount of such Loan to be converted, the date of such conversion (which, in the case of conversions of LIBOR Loans to ABR Loans, shall be the last day of an Interest Period applicable to such LIBOR Loans) and, in the case of conversions of ABR Loans to LIBOR Loans, the length of the initial Interest Period applicable thereto. Each Notice of Conversion shall be delivered to the Administrative Agent at its address set forth in subsection 12.2 and shall be delivered before 11:00 A.M., New York City time, one Business Day before the requested conversion in the case of conversions to ABR Loans, and before 11:00 A.M., New York City time, three Business Days before the requested conversion in the case of conversions to LIBOR Loans.

“Obligations”: the Company Obligations and the Additional Borrower Obligations.

“Offered Increase Amount”: as defined in subsection 2.10(a).

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant”: as defined in subsection 12.6(b).

“Participant Register”: as defined in subsection 12.6(d).

“Participating Member States”: each country that adopts or has adopted the euro as its currency in accordance with EMU Legislation.

“Payment Office”: for each Currency, the Payment Office set forth in respect thereof in the Administrative Schedule.

“Payment Time”: for each Currency, the Payment Time set forth in respect thereof in the Administrative Schedule.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Company or a Commonly Controlled Entity.

“Platform”: as defined in subsection 12.2(e).

“Pounds Sterling”: British Pounds Sterling, the lawful currency of the United Kingdom.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Properties”: as defined in subsection 5.17(a).

“Quotation Day”: in respect of (a) the determination of the LIBO Rate for any Interest Period for Loans in US Dollars or in any Available Foreign Currency (other than the Pound Sterling), the day which is (i) at least two London Banking Days prior to the first day of such Interest Period and (ii) a day on which banks are open for general banking business in the city which is the principal financial center of the country of such Available Foreign Currency; (b) any Interest Period for the euro, the day which is two Target Operating Days prior to the first day of such Interest Period; and (c) any Interest Period for Pounds Sterling or Canadian Dollars, the first day of such Interest Period; in each case unless market practice differs for loans in the applicable currency priced by reference to rates quoted in the relevant interbank market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the relevant interbank market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Ratings”: the public ratings established for the Index Debt by S&P and Moody’s (or, in the event no Index Debt is outstanding or such Index Debt is not rated by either S&P or Moody’s, the public corporate credit rating established for the Company by S&P or the public corporate family rating established for the Company by Moody’s, as applicable).

“Register”: as defined in subsection 12.6(d).

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Reimbursement Obligation”: in respect of each Letter of Credit, the obligation of the account party thereunder to reimburse the Issuing Bank for all drawings made thereunder in accordance with Section 3 and the Application related to such Letter of Credit.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043 of ERISA or in the regulations thereunder with regard to a Plan (excluding those events as to which the thirty (30) day notice period is waived).

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any material law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, the president, or the chief financial officer of the Company or the Additional Borrower, as the context may require. Notwithstanding the foregoing, for purposes of subsections 5.17 and 7.7(a), the term “Responsible Officer” shall include, in addition to each of the foregoing officers, the controller, the treasurer and the general counsel and any associate general counsel of the Company.

“Restricted Payment”: any dividend on, or any payment as consideration for the purchase, redemption, defeasance, retirement or other acquisition for value of, any shares of any class of Capital Stock of the Company or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or any other distribution in respect of any such Capital Stock, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary.

“Revolving Exposure”: at any date, (a) with respect to all Lenders, the sum of (i) the aggregate US Dollar Equivalent Amounts of all Loans then outstanding and (ii) the aggregate US Dollar Equivalent Amounts of the L/C Obligations then outstanding and (b) with respect to each Lender, the sum of (i) the aggregate US Dollar Equivalent Amounts of such Lender’s Loans then outstanding and (ii) the aggregate US Dollar Equivalent Amounts of such Lender’s Commitment Percentage of the L/C Obligations then outstanding.

“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor or assignee of the business of such division in the business of rating debt.

“Sale and Lease-Back Transaction”: as defined in subsection 8.5.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the European Union, the German government or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department

of the Treasury or the U.S. Department of State, or by the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Schedule Amendment”: each Schedule Amendment, substantially in the form of Exhibit A hereto, executed and delivered pursuant to subsection 12.1.

“Screen Rate”: (a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) and (c) in respect of the CDO Rate for any Interest Period, the average rate for bankers acceptances with a tenor equal to the relevant period as displayed on the Reuters screen page that displays such rate (currently CDOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero. If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

“SEC”: as defined in subsection 7.1(d).

“Securitization Transaction”: any transfer of accounts receivable or interests therein (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivables or interests therein that have been written off as uncollectible.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time and (c) with respect to the CDO Rate, 10:15 a.m. Toronto time.

“Standby Letter of Credit”: as defined in subsection 3.1(b).

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans denominated in US Dollars shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swiss Francs”: the lawful currency of Switzerland.

“Syndication Agents”: HSBC Bank USA, N.A., UniCredit Capital Markets LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as the Syndication Agents.

“Target Operating Day”: any day that is a London Banking Day and is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

“Time Draft”: as defined in subsection 3.9.

“Total Leverage Ratio”: on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“Transferee”: as defined in subsection 12.6(f).

“Treaty on European Union”: the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into effect on November 1, 1993), as amended from time to time.

“Type”: when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate, the CDO Rate or the ABR.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended, supplemented or otherwise modified from time to time.

“US Dollar Equivalent Amount”: (a) with respect to any amount of US Dollars, such amount, and (b) with respect to the amount of any Available Foreign Currency on any date, the equivalent amount in US Dollars of such amount of Available Foreign Currency, as determined by the Administrative Agent on such date using the Exchange Rate.

“US Dollars” and “$”: US Dollars in lawful currency of the United States of America.

“USA PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Stock”: with respect to any Person, stock or equivalent interests of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors (or Persons performing similar functions) of such Person (irrespective of whether or not at the time stock or equivalent interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary”: with respect to any Person, a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another Wholly Owned Subsidiary of such Person or any combination thereof.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (but without giving effect to any election under Statement of Financial Accounting Standards 159 to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein); provided that GAAP will be deemed for all purposes hereof to treat leases that would have been classified as operating leases in accordance with GAAP as in effect on December 31, 2014, in a manner consistent with the treatment of such leases under GAAP on such date, notwithstanding any modifications or interpretive changes to GAAP that may occur thereafter.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. References to Schedules to this Agreement are references to such Schedules as the same may from time to time be amended or otherwise modified in accordance with the terms hereof.

(d) Except where otherwise noted, the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All pro forma computations required to be made hereunder giving effect to any Acquisition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to subsection 7.1(a) or 7.1(b), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect (i) any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act, as amended and (ii) any other demonstrable cost-savings and other adjustments not included in the foregoing clause (i) that are reasonably anticipated by the Company to be achieved in connection with any such event within the 12-month period following the consummation of such event, which the Company determines are reasonable and as set forth in a certificate of a Responsible Officer; provided that the aggregate additions to Consolidated EBITDA for any such period of four consecutive fiscal quarters pursuant to this clause (ii) shall not exceed $70,000,000. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

(f) Any reference herein to an extension, renewal, refinancing, refunding, restructuring or replacement of any Indebtedness or Lien shall be deemed to include successive extensions, renewals, refinancings, refundings, restucturings or replacements of such Indebtedness or Lien.

(g) The terms “property” and “assets” shall be deemed to have the same meaning.

1.3. Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan” or an “ABR Loan”).

SECTION 2

THE LOANS

2.1. Loans. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make Loans on a revolving credit basis to each Borrower from time to time during the Commitment Period; provided that (i) no Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, the amount of the aggregate Revolving Exposure would exceed the aggregate amount of the Commitments and (ii) no Loan shall be made in any Available Foreign Currency if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, the aggregate amount of the Available Foreign Currency Exposure would exceed the Available Foreign Currency Exposure Cap. During the Commitment Period each Borrower may use the Commitments by borrowing Loans, prepaying Loans in whole or in part, and reborrowing Loans, all in accordance with the terms and conditions hereof.

(b) The Loans shall be made in US Dollars or, subject to the limitation on the Available Foreign Currency Exposure set forth in clause (a) above, any Available Foreign Currency and, in each case, may from time to time be (i) in the case of Loans denominated in US Dollars, LIBOR Loans or ABR Loans, (ii) in the case of Loans denominated in euro, EURIBOR Loans, (iii) in the case of Loans denominated in Canadian Dollars, CDOR Loans and (iv) in the case of Loans denominated in Available Foreign Currencies other than euro and Canadian Dollars, LIBOR Loans, as determined by the applicable Borrower thereof and set forth in the Notice of Borrowing or Notice of Conversion with respect thereto; provided that no LIBOR Loan, EURIBOR Loan or CDOR Loan shall be made after the day that is one month prior to the Maturity Date.

(c) Each Loan shall be made by the Lenders ratably in accordance with their Commitments.

2.2. Procedure for Borrowing. Each Borrower may request the Lenders to make Loans to such Borrower, in each case on any Business Day during the Commitment Period, by delivering a Notice of Borrowing with respect to such Loans. Each borrowing of Loans shall be in an amount equal to (a) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate undrawn amount of the Commitments is less than $1,000,000, such lesser amount) and (b) in the case of LIBOR Loans, EURIBOR Loans or CDOR Loans, (i) if in US Dollars, $2,000,000 or increments of $500,000 thereafter and (ii) if in any Available Foreign Currency, an amount in such Available Foreign Currency of which the US Dollar Equivalent Amount is at least $2,000,000. A Notice of Borrowing may state that such notice is conditioned upon the occurrence of any event, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon receipt of any such Notice of Borrowing from a Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to the terms and conditions hereof, each Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the applicable Borrower requesting such Loan at the Funding Office, and at or prior to the Funding Time for the Currency of such Loan, in funds immediately available to the Administrative Agent; provided that each Lender has the option of making any portion of each such borrowing available to the Administrative Agent through a branch or affiliate of such Lender. Such borrowing will then be made available to the applicable Borrower requesting such Loan at the Funding Office, in like funds as received by the Administrative Agent.

2.3. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 9), the then unpaid principal amount of each Loan made by such Lender to such Borrower. Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to such Borrower from time to time outstanding from the Effective Date until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender by such Borrower from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 12.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, (ii) the Type of each such Loan and, in the case of each LIBOR Loan, EURIBOR Loan or CDOR Loan, each Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender under the applicable Loans and (iv) the amount of any sum received by the Administrative Agent from each Borrower in respect of the applicable Loans made to such Borrower, and the amount of each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the applicable Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the applicable Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.4. Termination or Reduction of Commitments. Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date. The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with subsection 2.5, the aggregate Revolving Exposure would exceed the aggregate amount of the Commitments. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall reduce permanently the

Commitments then in effect. A notice of termination of Commitments delivered by the Borrowers may state that such notice is conditioned upon the occurrence of any event, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.5. Prepayments. Each Borrower may, at any time and from time to time, prepay the Loans made to such Borrower, in whole or in part, without premium or penalty, upon at least three Business Days’ irrevocable notice to the Administrative Agent. Each notice pursuant to the preceding sentence shall specify the date and amount of the applicable prepayment, the Currency of the Loans to be prepaid and whether the prepayment is of LIBOR Loans, EURIBOR Loans, CDOR Loans, ABR Loans (in the case of Loans in US Dollars) or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.6 and any accrued interest thereon. Partial prepayments shall be in an aggregate principal amount of at least $1,000,000. Notwithstanding the foregoing, a notice of voluntary prepayment delivered by a Borrower may state that such notice is conditioned upon the occurrence of any event, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.6. Conversion and Continuation Options. (a) By giving a Notice of Conversion, each Borrower may elect from time to time (i) to convert such Borrower’s LIBOR Loans in US Dollars to ABR Loans or (ii) to convert such Borrower’s ABR Loans to LIBOR Loans in US Dollars; provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. Upon receipt of any Notice of Conversion the Administrative Agent shall promptly notify each Lender thereof. All or any part of LIBOR Loans outstanding in US Dollars or ABR Loans may be converted as provided in herein; provided that (A) no ABR Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate and (B) no ABR Loan may be converted into a LIBOR Loan after the date that is one month prior to the Maturity Date.

(b) By giving a Notice of Continuation, each Borrower may continue any of its LIBOR Loans, EURIBOR Loans or CDOR Loans as LIBOR Loans, EURIBOR Loans or CDOR Loans, as the case may be, in the same Currency for additional Interest Periods.

(c) Each Borrower may convert Loans outstanding in one Currency to Loans of a different Currency by repaying such Loans in the first Currency and borrowing Loans of such different Currency in accordance with the applicable provisions of this Agreement.

(d) If a Borrower shall fail to timely give a Notice of Continuation or a Notice of Conversion in respect of any of such Borrower’s LIBOR Loans, EURIBOR Loans or CDOR Loans with respect to which an Interest Period is expiring, such Loans shall become due and payable on the last day of such expiring Interest Period; provided that any LIBOR Loans denominated in US Dollars shall be continued as ABR Loans.

2.7. Minimum Amounts of Borrowings. All borrowings, conversions and continuations of Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising (a) each borrowing of LIBOR Loans in US Dollars shall be not less than $2,000,000, (b) each borrowing of ABR Loans shall be not less than $1,000,000 and (c) each borrowing of LIBOR Loans, EURIBOR Loans or CDOR Loans in any Available Foreign Currency shall be not less than an amount the US Dollar Equivalent Amount of which is $2,000,000.

2.8. Interest Rates and Payment Dates. (a) Each LIBOR Loan shall bear interest for each day at a rate per annum equal to (i) in the case of a Loan denominated in US Dollars, the Adjusted LIBO Rate and (ii) in the case of a Loan denominated in a currency other than US Dollars, the LIBO Rate, in each case for the Interest Period in effect for such Loan, plus the Applicable Margin.

(b) Each EURIBOR Loan shall bear interest for each day at a rate per annum equal to the EURIBO Rate for the Interest Period in effect for such Loan, plus the Applicable Margin.

(c) Each CDOR Loan shall bear interest for each day at a rate per annum equal to the CDO Rate for the Interest Period in effect for such Loan, plus the Applicable Margin.

(d) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this subsection or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (d) of this subsection.

(f) Interest on Loans shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (e) of this subsection shall be payable from time to time on demand.

2.9. Inability to Determine Interest Rate. If on or prior to the Quotation Day for any Interest Period in respect of any LIBOR Loans, EURIBOR Loans or CDOR Loans in any Currency:

(a) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market generally, the Administrative Agent cannot ascertain the LIBO Rate, EURIBO Rate or the CDO Rate, as applicable, in accordance with this Agreement for such affected Currency or such affected Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Lenders that the LIBO Rate, the EURIBO Rate or the CDO Rate, as applicable, determined or to be determined for such affected Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such affected Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and such Lenders as soon as practicable thereafter. If such notice is given, then (i) any LIBOR Loans, EURIBOR Loans or CDOR Loans requested to be made in such affected Currency on the first day of such affected Interest Period shall be made as ABR Loans in US Dollars in a US Dollar Equivalent Amount, (ii) any Loans that were to have been converted on the first day of such affected Interest Period from ABR Loans to LIBOR Loans in such affected Currency shall be continued as ABR Loans and (iii) any LIBOR Loans, EURIBOR Loans or CDOR Loans in such affected Currency that were to have been continued as such shall be converted, on the first day of such Interest Period, to ABR Loans in US Dollars in a US Dollar Equivalent Amount. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans, EURIBOR Loans or CDOR Loans, as applicable, in such affected Currency shall be made or continued as such.

2.10. Commitment Increases. (a) In the event that the Company wishes to increase the total Commitments at any time and from time to time when no Default or Event of Default has occurred and is continuing, it shall notify the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (each such notice, a “Commitment Increase Notice”). The Company may, at its election, from time to time (i) offer one or more of the Lenders the opportunity to provide all or a portion of the Offered Increase Amount pursuant to paragraph (c) below and/or (ii) offer one or more additional banks, financial institutions or other entities reasonably acceptable to the Administrative Agent the opportunity to provide all or a portion of the Offered Increase Amount pursuant to paragraph (b) below. Each Commitment Increase Notice shall specify which Lenders, banks, financial institutions or other entities the Company desires to provide such Offered Increase Amount. The Company or, if requested by the Company, the Administrative Agent, will notify such Lenders, banks, financial institutions or other entities of such offer.

(b) Any additional bank, financial institution or other entity which the Company selects to offer participation in the increased Commitments and which elects to become a Lender under this Agreement and obtain a Commitment in an amount so offered and accepted by it pursuant to subsection 2.10(a)(ii) shall execute a New Lender Supplement with the Borrowers and the Administrative Agent, substantially in the form of Exhibit F hereto (a “New Lender Supplement”), whereupon such additional bank, financial institution or other entity (herein called a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Any Lender which accepts an offer to it by the Company to increase its Commitment pursuant to subsection 2.10(a)(i) shall, in each case, execute a Commitment Increase Supplement with the Borrowers and the Administrative Agent, substantially in the form of Exhibit G hereto (a “Commitment Increase Supplement”), whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased.

(d) If any additional bank, financial institution or other entity becomes a New Lender pursuant to subsection 2.10(b), or any Lender’s Commitment is increased pursuant to subsection 2.10(c), additional Loans of such Class made on or after the effectiveness thereof (the “Credit Re-Allocation Date”) shall be made pro rata based on the Commitment Percentages of such Class in effect on and after such Credit Re-Allocation Date. In the event that on any such Credit Re-Allocation Date there is an unpaid principal amount of any Loans, the Borrowers shall make prepayments thereof and borrowings of Loans so that, after giving effect thereto, the Loans outstanding are held pro rata based on such new Commitment Percentages.

(e) Notwithstanding anything to the contrary in this subsection 2.10, in no event shall any transaction be effected pursuant to this subsection 2.10, (i) that would increase the aggregate amount of the Commitments by an amount greater than the Maximum Increase Amount, as calculated immediately prior to such transaction, (ii) unless no Default or Event of Default shall have occurred and be continuing (or would occur after giving effect to such transaction), (iii) unless the Company and its Subsidiaries shall be in pro forma compliance with each of the financial covenants specified in subsection 8.1, and (iv) unless each of the representations and warranties made by the Borrowers in or pursuant to this Agreement or any of the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date).

(f) To the extent reasonably requested by the Administrative Agent, it shall be a condition precedent to any increase in the Commitments pursuant to this subsection 2.10 that the Administrative Agent shall have received on or prior to the Credit Re-Allocation Date, for the benefit of the Lenders, (i) legal opinions of counsel to the Borrowers covering such matters as are customary for transactions of this type and such other matters as may be reasonably requested by the Administrative Agent and (ii) any other certificates or documents that the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent. Increases in the Commitments in accordance with this subsection 2.10 will not require the consent of the Majority Lenders. Notwithstanding anything to the contrary in this Agreement, if any additional bank, financial institution or other entity becomes a New Lender pursuant to subsection 2.10(b) or any Lender’s Commitment is increased pursuant to subsection 2.10(c), (i) increases in the Applicable Margin and Facility Fee Rates applicable to such Lender’s Commitments and (ii) increases in fees payable to, or the inclusion of new fees to be payable to, such Lenders shall be permitted by this Agreement; provided that (A) such increases shall be effective in respect of all Commitments and (B) such increases in fees and/or new fees shall be payable to all Lenders, in each case as if all Lenders had become New Lenders or increased their Commitments, as the case may be, on the applicable Credit Re-Allocation Date.

(g) The Administrative Agent will notify all Lenders of each increase in Commitments pursuant to this subsection.

(h) Notwithstanding anything in subsection 12.1 to the contrary, the Administrative Agent, at the request of the Borrower, shall, and is hereby expressly permitted to, amend the Loan Documents to the extent necessary to (i) give effect to any increases pursuant to this subsection 2.10 or (ii) implement any mechanical changes necessary or advisable in connection therewith.

2.11. Substitution of Euro for National Currency. If any Available Foreign Currency is replaced by the euro, unless otherwise agreed by the Company, the Administrative Agent and the Lenders, the euro may be tendered in satisfaction of any obligation denominated in such Available Foreign Currency at the conversion rate specified in, or otherwise calculated in accordance with, the regulations adopted by the Council of the European Union relating to the euro. No replacement of an Available Foreign Currency by the euro shall discharge, excuse or otherwise affect the performance of any obligation of the Company under this Agreement.

2.12. Unavailability of Available Foreign Currency. If on any Quotation Day (a) a Lender notifies the Administrative Agent that the Available Foreign Currency requested is not readily available to it in the amount required or (b) a Lender notifies the Administrative Agent that compliance with its obligation to participate in a Loan in the proposed Available Foreign Currency would contravene a law or regulation applicable to it, the Administrative Agent will give notice to the relevant Borrower to that effect by 9:00 a.m., New York time, on that day. In this event, any Lender that gives notice pursuant to this subsection will be required to participate in the Loan in US Dollars (in an amount equal to the US Dollar Equivalent Amount) and its participation will be treated as a separate Loan denominated in US Dollars during that Interest Period.

2.13. Separate Obligations. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the parties hereto acknowledge and agree that (a) at no time and in no circumstances shall the Additional Borrower be liable for any Company Obligations or any other indebtedness, liabilities or obligations of the Company hereunder or under any other Loan Documents, whether incurred by the Company before, on or after the Effective Date and (b) with respect to any borrowing by either of the Company or the Additional Borrower of any Loans hereunder, such Loans are for the applicable requesting Borrower’s own account, and such Loans and such Borrower’s other obligations hereunder are obligations of such Borrower and do not constitute joint and several obligations of both Borrowers (it being understood, however, that the obligations of the Additional Borrower are guaranteed by the Company).

2.14. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to subsection 4.1;

(b) the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to subsection 12.1); provided, for the avoidance of doubt, that nothing in this subsection 2.14(b) shall affect the rights of any Defaulting Lender under the proviso to the second sentence of subsection 12.1(a) and under the last sentence of subsection 12.1(a);

(c) if any L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages, but only to the extent the aggregate amount of all non-Defaulting Lenders’ Revolving Exposure following such reallocation does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall, within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the Company’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in subsection 3.10 for so long as such L/C Obligations are outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to subsection 3.3 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to subsection 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages;

(v) if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by L/C Obligations) and Letter of Credit fees payable under subsection 3.3 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable Issuing Banks until and to the extent that such Defaulting Lender’s L/C Obligations are reallocated and/or cash collateralized; and

(vi) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with subsection 2.14(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with subsection 2.14(c)(i) (and such Defaulting Lender shall not participate therein).

(d) If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, then such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Company or such Lender, satisfactory to such Issuing Bank, as the case may be, to eliminate any risk to it in respect of such Lender hereunder.

(e) In the event that the Administrative Agent, the Company and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.

2.15. Extension Offers. (a) The Company may, by written notice to the Administrative Agent, not less than 45 days and not more than 90 days prior to any anniversary of the date hereof, but on not more than two occasions during the term of this Agreement, make one or more offers (each, an “Extension Offer”) to all the Lenders to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitment as to which such Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrowers, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing (or would occur after giving effect to such transaction), (ii) on the date of effectiveness thereof, each of the representations and warranties made by the Borrowers in or pursuant to this Agreement or any of the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date), and (iii) the Borrowers shall have delivered to the Administrative Agent (A) a certificate to the effect set forth in the preceding clauses (i) and (ii), (B) legal opinions of counsel to the Borrowers covering such matters as are customary for transactions of this type and such other matters as may be reasonably requested by the Administrative Agent and (C) any other certificates or documents that the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this subsection 2.15, including any amendments necessary to treat the applicable Loans and/or Commitments of the Extending Lenders as a new “Class” of loans and/or commitments hereunder; provided that, except as otherwise agreed to by each Issuing Bank, (x) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the commitments of such new “Class” and the remaining Commitments shall be made on a pro rata basis as between the commitments of such new “Class” and the remaining Commitments and (y) the Commitment Period and the Maturity Date, as such terms are used in reference to Letters of Credit, may not be extended without the prior written consent of each Issuing Bank. If an Extension Agreement shall have become effective, the Commitment of any Lender that is not an Extending Lender (each a “Non-Extending Lender”) shall terminate on the Maturity Date in effect prior to giving effect to any such Extension Agreement (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by Non-Extending Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Non-Extending Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date, the Borrowers shall also make such other prepayments of their Loans as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Non-Extending Lenders pursuant to this sentence, the aggregate amount of the Revolving Exposures shall not exceed the aggregate Commitments.

(c) Extension Permitted Amendments effected in accordance with this subsection 2.15 will not require the consent of the Majority Lenders.

SECTION 3

THE LETTERS OF CREDIT

3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Bank agrees to issue or amend letters of credit (including Letters of Credit payable by acceptance of a Time Draft as described in subsection 3.9) (“Letters of Credit”, which shall include the existing letters of credit specified on Schedule III which shall be continued and be deemed Letters of Credit issued and outstanding hereunder) for the account of the Company on any Business Day during the Commitment Period in such form as shall be reasonably acceptable to such Issuing Bank; provided that no Letter of Credit shall be issued or amended if, after giving effect thereto (i) the aggregate amount of the Revolving Exposures would exceed the aggregate amount of the Commitments, (ii) the aggregate US Dollar Equivalent Amount of the L/C Obligations would exceed $50,000,000, (iii) the aggregate US Dollar Equivalent Amount of the L/C Obligations attributable to Letters of Credit issued by any Issuing Bank would exceed the

L/C Commitment of such Issuing Bank (unless such Issuing Bank shall have agreed to issue one or more Letters of Credit that would result in such an excess), (iv) the aggregate US Dollar Equivalent Amount of L/C Obligations in respect of Standby Letters of Credit would exceed $25,000,000, (v) the aggregate amount of the Available Foreign Currency Exposure would exceed the Available Foreign Currency Exposure Cap or (vi) in the event an Extension Permitted Amendment shall have become effective as provided in subsection 2.15, the portion of the L/C Obligations attributable to Letters of Credit expiring after the Maturity Date in effect prior to such Extension Permitted Amendment shall not exceed the aggregate Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit.

(b) Each Letter of Credit shall:

(i) be denominated in US Dollars or an Available Foreign Currency and shall be either (A) a standby letter of credit issued to support any obligations of the Company or any Subsidiary, contingent or otherwise (a “Standby Letter of Credit”) or (B) a commercial letter of credit issued in respect of the purchase of goods and services in the ordinary course of business of the Company and its Subsidiaries (a “Commercial Letter of Credit”) and

(ii) expire no later than the earlier of (A) one year after its date of issuance and (B) five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (B) above) under customary “evergreen” procedures reasonably satisfactory to the applicable Issuing Bank.

(c) No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would cause such Issuing Bank or any Lender to violate any applicable Requirement of Law.

3.2. Procedure for Issuance of Letters of Credit under this Agreement. The Company may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its Issuing Office an Application therefor, completed to the satisfaction of the Issuing Bank, and such other documents required in connection therewith as such Issuing Bank may reasonably request. Upon receipt by an Issuing Bank of any Application, such Issuing Bank will process such Application and any other documents delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other documents required in connection therewith) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the Company. Such Issuing Bank shall promptly (and in no event later than the Business Day following its issuance of any Letter of Credit) advise the Administrative Agent of the terms of such Letter of Credit (or provide the Administrative Agent with a copy of such Letter of Credit), and each Lender shall be entitled to receive from the Administrative Agent, following such Lender’s request therefor, any documents so provided to the Administrative Agent.

3.3. Fees, Commissions and Other Charges. (a) The Company shall pay to the Administrative Agent, for the account of the Lenders (including the Issuing Bank) in US Dollars pro rata according to their Commitment Percentages, a letter of credit commission with respect to each Letter of Credit, computed at a rate equal to the then Applicable Margin for LIBOR Loans on the daily average amount available to be drawn under such Letter of Credit. Such commissions shall be payable in arrears on the last Business Day of each March, June, September and December to occur after the date of issuance of such Letter of Credit and on the expiration date of such Letter of Credit and shall be nonrefundable. In addition to the foregoing fees, the Company shall pay to each Issuing Bank for its own account in US Dollars a fronting fee of 0.125% per annum on the aggregate undrawn and unexpired amount of all outstanding Letters of Credit issued by such Issuing Bank. Such fronting fees shall be payable in arrears on the last Business Day of each March, June, September and December and on the Maturity Date or any earlier date on which the Commitments have been terminated and no Letters of Credit are outstanding, and shall be nonrefundable.

(b) In addition to the foregoing fees and commissions, the Company shall pay or reimburse the relevant Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending, negotiating or otherwise administering such Letter of Credit.

(c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

3.4. L/C Participations. (a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit hereunder, each L/C Participant unconditionally and irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest in such Issuing Bank’s obligations and rights under each Letter of Credit issued by such Issuing Bank hereunder in an amount equal to the product of such L/C Participant’s Commitment Percentage times the amount of each draft paid by such Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit issued by such Issuing Bank for which such Issuing Bank is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank’s Issuing Office an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed in the Currency in which payment of such draft was made and in immediately available funds.

(b) If any amount required to be paid by any L/C Participant to any Issuing Bank pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is not paid to such Issuing Bank on the date such payment is due from such L/C Participant, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) (A) in the case of any such payment obligation denominated in US Dollars, the Federal Funds Effective Rate or (B) in the case of any such payment obligation denominated in an Available Foreign Currency, the rate customary in such Currency for settlement of similar inter-bank obligations, as quoted by such Issuing Bank, in each case during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not made available to such Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of an Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Company or otherwise), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank on demand the portion thereof previously distributed by such Issuing Bank to it.

(d) Each L/C Participant’s obligation to purchase participating interests pursuant to subsection 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant or the Company may have against any Issuing Bank, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VII; (iii) any adverse change in the condition (financial or otherwise) of the Company or any Subsidiary; (iv) any breach of this Agreement or any other Loan Document by the Company or any other Lender; (v) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) that permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. Reimbursement Obligation of the Company. (a) The Company agrees to reimburse each Issuing Bank in respect of any Letter of Credit issued by such Issuing Bank on the Business Day next succeeding the Business Day on which such Issuing Bank notifies the Company of the date and amount of a draft presented under such Letter of Credit and paid by such Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Bank in connection with such payment. Each such payment shall be made to such Issuing Bank at its Issuing Office in the Currency in which payment of such draft was made and in immediately available funds.

(b) Interest shall be payable on any and all amounts remaining unpaid by the Company under this subsection from the date such amounts are required to be paid by the Issuing

Bank until payment in full at the ABR then in effect plus the Revolving Applicable Margin for ABR Loans then in effect until the third Business Day next succeeding the date of the relevant notice and thereafter at the rates provided for above in this paragraph plus 2% per annum.

3.6. Obligations Absolute. (a) The obligations of the Company under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against any Issuing Bank or any beneficiary of a Letter of Credit.

(b) The Company also agrees with each Issuing Bank in respect of each Letter of Credit issued by such Issuing Bank that such Issuing Bank shall not be responsible for, and the Company’s Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged; provided, that reliance upon such documents by such Issuing Bank shall not have constituted gross negligence or willful misconduct of such Issuing Bank, (ii) any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (iii) any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee or (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) that permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional obligation of the Company’s Reimbursement Obligations hereunder will not be excused by the gross negligence or willful misconduct of any Issuing Bank, the Administrative Agent or any Lender. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (A) an Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (B) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of an Issuing Bank. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(c) The Issuing Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank’s gross negligence or willful misconduct.

(d) The Company agrees that any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs (with respect to any commercial Letter of Credit) or the ISP (with respect to any Standby Letter of Credit), shall be binding on the Company and shall not result in any liability of such Issuing Bank to the Company.

3.7. Letter of Credit Payments. If any draft shall be presented for payment to an Issuing Bank under any Letter of Credit, such Issuing Bank shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Bank to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in compliance with such Letter of Credit.

3.8. Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9. Issuance of Letters of Credit; Acceptance of Time Drafts. (a) Notwithstanding anything to the contrary contained in this Section 3, the Company may request that any Commercial Letter of Credit permit drawings thereunder to be by means of acceptance by the Issuing Bank of a time draft (a “Time Draft”) rather than by payment of a sight draft. Each Time Draft shall (in addition to satisfying all of the provisions set forth in this Section 3, except to the extent such provisions conflict with the provisions in this subsection 3.9 (in which case this subsection 3.9 shall be controlling)) expire no later than the earliest of (i) 90 days following the acceptance of such Time Draft by the related Issuing Bank, (ii) five Business Days prior to the Maturity Date and (iii) 180 days after the issuance of the Commercial Letter of Credit pursuant to which such Time Draft is made. Notwithstanding anything to the contrary in this Agreement:

(a) in calculating the outstanding amount of L/C Obligations for purpose of determining the amount of the Commitments available for usage as Letters of Credit under subsection 3.1(a), the face amount of each outstanding and accepted Time Draft shall be deemed to constitute L/C Obligations;

(b) in calculating the undrawn face amount of any Letter of Credit for purposes of determining the amount of Letter of Credit commission payable pursuant to subsection 3.3(a), each Letter of Credit under which a Time Draft has been issued and accepted shall be deemed undrawn to the extent of the face amount of such Time Draft until such Time Draft has been paid; and

(c) each L/C Participant shall be deemed to have an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Bank’s rights and obligations under any Time Draft accepted by such Issuing Bank under any Letter of Credit.

3.10. Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the aggregate amount of the L/C Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in subsection 9.1(f)(i) or (ii). The Company also shall deposit cash collateral in accordance with this paragraph as and to the extent required by subsection 2.14(c). Each such deposit shall be held by the Administrative Agent as security for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for unreimbursed Letter of Credit drawings for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the outstanding L/C Obligations at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived. If the Company is required to provide an amount of cash collateral hereunder pursuant to subsection 2.14(c) or this subsection 3.10, such amount (to the extent not applied as aforesaid) shall be returned to the Company as and to the extent that, after giving effect to such return, the aggregate Revolving Exposure would not exceed the aggregate Commitments, the aggregate Available Foreign Currency Exposure would not exceed the Available Foreign Currency Exposure Cap and no Default shall have occurred and be continuing.

3.11. Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (a) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amounts and Currencies of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the aggregate amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (b) on each Business Day on which such Issuing Bank pays any draft drawn under a Letter of Credit, the amount paid by it, (c) on any Business Day on which the Company fails to pay any Reimbursement Obligation owed to such Issuing Bank on such day, the date of such failure and the amount of such Reimbursement Obligation and (d) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 4

CERTAIN PROVISIONS APPLICABLE TO THE LOANS AND LETTERS OF CREDIT

4.1. Facility Fee. (a) (i) Each Borrower agrees to pay to the Administrative Agent for the account of each Lender such Borrower’s Applicable Percentage of a facility fee for the period from and including the Effective Date to but excluding the Maturity Date, or such earlier date on which the Commitments shall terminate as provided herein, in each case computed at the Facility Fee Rate in effect from time to time on the average daily amount of the Commitment (used and unused) of such Lender during the period for which payment is made (or after the Commitments shall have been terminated, on the average daily amount of the Revolving Exposure of such Lender), payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date or such earlier date on which the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the Effective Date.

(b) Each Borrower agrees to pay to the Administrative Agent, for its own account and for the account of the Lenders, and to each Joint Lead Arranger, for its own account, as applicable, the fees specified in, and in the amounts and on the dates set forth in, the Fee Letters required to be paid by such Borrower thereunder.

4.2. Computation of Interest and Fees. (a) Facility fees and, whenever it is calculated on the basis of the Prime Rate, interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and Letter of Credit commissions shall be calculated on the basis of a 360- (or, in the case of interest on Loans denominated in Pounds Sterling, 365-) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBO Rate, EURIBO Rate or CDO Rate. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any LIBO Rate, EURIBO Rate or CDO Rate.

4.3. Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower of Loans and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of such Lenders. Each payment (including each prepayment) by a Borrower on account of principal of and interest on any Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans of such Borrower then due and owing to the applicable Lenders; provided that the Administrative Agent may allocate payments on a non-pro rata basis to the extent necessary to implement an Extension Agreement. All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim. All payments in respect of Loans in any Currency shall be made in such Currency and in immediately available funds at the Payment Office, and at or prior to the Payment Time, for Loans of such Currency, on the due date thereof. The Administrative Agent shall distribute to the applicable Lenders any payments received by the Administrative Agent promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date in respect of Loans that such Lender will not make the amount that would constitute its applicable Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower requesting such Loan a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to (i) in the case of any such Loans denominated in US Dollars, the daily average Federal funds rate, as quoted by the Administrative Agent or (ii) in the case of any Loans denominated in an Available Foreign Currency, the rate customary in such Currency for settlement of similar inter-bank obligations, as quoted by the Administrative Agent, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s applicable Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the applicable Type of Loans in such Currency hereunder, on demand, from the applicable Borrower of such Loan.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to subsection 3.4, 4.3(b) or 11.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative

Agent or the Issuing Banks to satisfy such Lender’s obligations thereto under such subsection until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such subsection, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

4.4. Requirements of Law. (a) If after the Effective Date the adoption of or any change in any Requirement of Law or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof or compliance by any Lender with any request or directive (whether or not having the force of law) applicable generally in the jurisdiction of such Lender to banking institutions of the same type as such Lender

(i) shall subject any Lender to any tax of any kind whatsoever (other than (A) Non-Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document (whether or not any additional amount is payable by a Borrower pursuant to subsection 4.5) and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or advances, loans or other extensions of credit by, any office of such Lender which is not otherwise included in the determination of the LIBO Rate, the EURIBO Rate or the CDO Rate, as the case may be; or

(iii) shall impose on such Lender or the London interbank market any other condition affecting this Agreement or LIBOR, EURIBOR or CDOR Loans made by such Lender to a Borrower, or Extensions of Credit by such Lender to a Borrower or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Loans to a Borrower or of maintaining its obligation to make any such Loan, or issuing, maintaining or participating in Letters of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) of the Company or to reduce any amount received or receivable hereunder (whether of principal, interest or any other amount), then, in any such case, the applicable Borrower of such Loan or, in the case of the Company, with respect to such Letter of Credit shall promptly pay such Lender following receipt of a certificate of such Lender in accordance with subsection 4.4(c) such additional amount or amounts as will compensate such Lender for such increased cost or reduction suffered. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed for purposes of this subsection 4.4 to be a change in a Requirement of Law after the Effective Date, regardless of the date enacted, adopted or issued.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) made subsequent to the Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, if any, as a consequence of this Agreement or its obligations hereunder, including the Commitment of such Lender, or the Loans made by, or the Letters of Credit issued or participations in such Letters of Credit held by, such Lender, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, each Borrower shall promptly pay to such Lender following receipt of a certificate of such Lender in accordance with subsection 4.4(c) its Applicable Percentage of such additional amount or amounts as will compensate such Lender for any such reduction suffered. Notwithstanding any other provision in this paragraph (b), no Lender shall be entitled to demand compensation pursuant to this paragraph (b) if it shall not then be the general practice of such Lender or such corporation to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

(c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or such corporation as specified in paragraph (a) or (b) above, as the case may be, and setting forth in reasonable detail an explanation of the basis of requesting such compensation in accordance with paragraph (a) or (b) above, including explanations and calculations in detail comparable to the detail set forth in certificates delivered to such Lender in similar circumstances under comparable provisions of other comparable credit agreements, shall be delivered to the Borrowers and shall be conclusive absent manifest error. Each Borrower, as required by paragraph (a) or (b) above, shall pay each Lender the amount shown as due on any such certificate delivered to it within ten days after its receipt of the same.

(d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period, except that no Lender shall be entitled to compensation under this subsection 4.4 for any such costs incurred or any such reduction suffered with respect to any date unless such Lender shall have notified the Borrowers that it will demand compensation for such costs or reductions under paragraph (c) above, not more than six months after the later of (i) such date and (ii) the date on which such Lender shall have become aware of such costs or reductions. The protection of this subsection 4.4 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

(e) For purposes of this subsection, the term “Lender” shall include any Issuing Bank. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.5. Taxes. (a) Except as required by applicable law, all payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (other than Excluded Taxes). If any taxes, levies, imposts, duties, charges, fees deductions or withholdings (other than Excluded Taxes) (together with any interest, additions to tax and penalties applicable thereto, “Non-Excluded Taxes”) are required to be withheld from any amounts payable by a Borrower to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by a Borrower, such Borrower shall timely pay such Non-Excluded Taxes and shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If the applicable Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. Notwithstanding the foregoing, each Borrower shall not be required to make any payments in respect of Non-Excluded Taxes to any Lender that has changed the Funding Office at which it maintains the Extensions of Credit to which such Non-Excluded Taxes relate (other than any such change in Funding Office made by such Lender pursuant to subsection 4.7 to avoid or minimize the application or effects of subsection 4.4 or 4.5) in an amount greater than such Borrower would have been required to pay pursuant to this subsection 4.5 if no such change in Funding Office had occurred. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) (i) Each Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company and any other relevant Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, any other relevant Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that (except in the case of taxes imposed by the United States or Germany that are in effect as of the date hereof) such Lender has received written notice from a Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation. In addition, any Lender, if requested by the Company, any other relevant Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company, any other relevant Borrower or the Administrative Agent as will enable the Company, any other relevant Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements, provided such Lender is legally able to do so and provided that (except in the case of taxes imposed by the United States or Germany that are in effect as of the date hereof) such Lender has received written notice from a Borrower advising it of the availability of any exemption from such backup withholding or information reporting requirements and supplying all applicable documentation.

(ii) Without limiting the generality of the foregoing, each Lender that is not incorporated, created or organized under the laws of the United States of America or a state or political subdivision thereof (a “Non-U.S. Lender”) shall:

(A) deliver to the Company and the Administrative Agent (1) two duly completed copies of either United States Internal Revenue Service Form W-8BEN or W-8BEN-E (with respect to entitlement to treaty benefits) or W-8ECI, or successor applicable form, as applicable, (2) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit E hereto and a Form W-8BEN or W-8BEN-E, and (3) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made; or applicable successor form, in each case, demonstrating such Non-U.S. Lender’s entitlement to a complete exemption from or a reduction in U.S. Federal withholding tax on all payments by the Company under this Agreement,

(B) deliver to the Company and the Administrative Agent two further current copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and

(C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Company or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Administrative Agent of the legal basis therefor. Each Person that shall become a Lender or a Participant pursuant to subsection 12.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection; provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent, as the case may be, (A) to comply with its obligations under FATCA, (B) to determine that such Lender has or has not complied with such Lender’s obligations under FATCA, and (C) to determine the amount to deduct and withhold from such payment (or to determine that no amount is required to be deducted and withheld from such payment). For purposes of this subsection 4.5(b)(iii), FATCA shall include any amendments made to FATCA after the date hereof.

(iv) Each Lender agrees that if any form or certification it previously delivered pursuant to this subsection 4.5(b) expires or becomes obsolete or inaccurate in any respect, it shall (A) timely update such form or certification, or (B) promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(c) Each Lender shall severally indemnify the Administrative Agent for any income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (but, in the case of any Non-Excluded Taxes for which an additional amount is payable by a Borrower under this subsection 4.5, only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of a Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this subsection 4.5(c) shall be paid within ten days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection 4.5(c).

(d) If the Administrative Agent or any Lender receives a refund of any Non-Excluded Taxes as to which it has been indemnified by either Borrower or with respect to which either Borrower has paid additional amounts, in each case pursuant to this subsection 4.5, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this subsection 4.5 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such

Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the Administrative Agent or such Lender be required to pay any amount to a Borrower pursuant to this paragraph (d) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (d) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(e) For purposes of this subsection, the term “Lender” shall include any Issuing Bank.

4.6. Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) failure by such Borrower to make a borrowing of, conversion into or continuation of a Loan after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (including as a result of the non-occurrence of any event on which any such borrowing, conversion or continuation is conditioned), (b) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by such Borrower of a prepayment of LIBOR Loans, EURIBOR Loans or CDOR Loans on a day which is not the last day of an Interest Period or the Maturity Date, as the case may be, with respect thereto. Such loss or reasonable expense shall be equal to the sum of (i) such Lender’s actual costs and expenses incurred (other than any lost profits) in connection with, or by reason of, any of the foregoing events and (ii) an amount equal to the excess, if any, as reasonably determined by such Lender of (A) its cost of obtaining the funds for the Loan being paid, prepaid, converted or continued (assumed to be the LIBO Rate, the EURIBO Rate or the CDO Rate, as the case may be, applicable thereto) for the period from and including the date for such payment, prepayment, conversion or continuation to but excluding the last day of the Interest Period for such Loan over (B) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts, including calculations in reasonable detail, that such Lender is entitled to receive pursuant to this subsection 4.6 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.7. Change of Lending Office. (a) Each Lender agrees that upon the occurrence of any event giving rise to the operation of subsection 4.4 or 4.5, it will use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrowers or designate a different lending office for Extensions of Credit affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates with the object of avoiding or minimizing the consequences of such event; provided that such filing, designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; and, provided, further, that nothing in this subsection 4.7 shall affect or postpone any of the obligations of the Company or the rights of any Lender pursuant to subsection 4.4 or 4.5.

(b) In the event that any Lender shall have delivered a notice or certificate pursuant to subsection 4.4 or 4.5, or shall be a Defaulting Lender or a Non-Extending Lender, then the Company shall have the right, but not the obligation, at its expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in subsection 12.6), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in subsection 12.6) all its interests, rights (other than existing rights to payments under subsections 4.4 or 4.5) and obligations under this Agreement to such assignee; provided, however, that no Lender shall be obligated to make any such assignment unless (i) such assignment shall not violate any Requirement of Law, (ii) such assignee shall pay to the affected Lender in immediately available funds on the date of such assignment the outstanding principal amount of the Loans made by such Lender hereunder, (iii) each Borrower shall pay to the affected Lender in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Lender hereunder to such Borrower and all other amounts accrued for such Lender’s account or owed to it hereunder (including any amount that would be payable to such Lender pursuant to subsection 4.6 if such assignment were, instead, a prepayment) and (iv) in the case of any such assignment resulting from a claim for compensation under subsection 4.4 or payments required to be made pursuant to subsection 4.5, such assignment will result in a reduction in such compensation or payments.

4.8. Company Controls on Exposure; Calculation of Exposure; Prepayment if Exposure Exceeds Commitments. (a) The Company will monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit and Time Drafts, with the object of preventing any request for an Extension of Credit that would result in the aggregate amount of the Revolving Exposure being in excess of the Commitments or the aggregate amount of the Available Foreign Currency Exposure being in excess of the Available Foreign Currency Exposure Cap and of promptly identifying and remedying any circumstance where, by reason of changes in exchange rates, the aggregate amount of the Revolving Exposure or Available Foreign Currency Exposure does exceed the Commitments or the Available Foreign Currency Exposure Cap, as applicable. In the event that at any time the Company determines that the aggregate amount of the Revolving Exposure exceeds the Commitments or the aggregate amount of the Available Foreign Currency Exposure exceeds the Available Foreign Currency Exposure Cap, in either case by more than 5%, each Borrower will, as soon as practicable but in any event within five Business Days of making such determination, make such repayments or prepayments of Loans made to such Borrower as shall be necessary to cause the aggregate amount of the Revolving Exposure to no longer exceed the Commitments or the aggregate amount of the Available Foreign Currency Exposure to no longer exceed the Available Foreign Currency Exposure Cap, as applicable.

(b) The Administrative Agent will calculate the aggregate amount of the Revolving Exposure (including the aggregate amount of L/C Obligations) and Available Foreign Currency Exposure (including the aggregate amount of L/C Obligations denominated in any Available Foreign Currency) from time to time, and in any event not less frequently than once during each calendar week. In making such calculations, the Administrative Agent will rely on the information most recently received by it from Issuing Banks in respect of outstanding Letters of Credit (including, with respect to such Issuing Banks, the conversion ratios in respect of the non-US Dollar denominated Letters of Credit provided to the Administrative Agent by such Issuing Banks on the fifteenth day and the end of each month (or on the Business Day next succeeding such days)). Upon making each such calculation, the Administrative Agent will inform the Company of the results thereof and, upon the request of any Lender, inform such Lender of the results thereof.

(c) In the event that on any date the Administrative Agent calculates that the aggregate amount of the Revolving Exposure exceeds the aggregate amount of the Commitments or the aggregate amount of the Available Foreign Currency Exposure exceeds the Available Foreign Currency Exposure Cap, in either case by more than 5%, the Administrative Agent will give notice to such effect to the Company. After receipt of any such notice, each Borrower will, as soon as practicable but in any event within five Business Days of receipt of such notice, make such repayments or prepayments of Loans made to such Borrower as shall be necessary to cause the aggregate amount of the Revolving Exposure to no longer exceed the Commitments or the aggregate amount of the Available Foreign Currency Exposure to no longer exceed the Available Foreign Currency Exposure Cap, as applicable.

(d) Any prepayment required to be made pursuant to this subsection 4.8 shall be accompanied by payment of amounts payable, if any, pursuant to subsection 4.6 in respect of the amount so prepaid.

SECTION 5

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, to make the Loans and to issue and/or participate in the Letters of Credit, each of the Borrowers hereby represents and warrants to the Administrative Agent and each Lender that:

5.1. Financial Condition. The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2014 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by KPMG LLP and set forth in the Company’s annual report for the year ended June 30, 2014, as filed with the SEC on Form 10-K, and the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as at September 30 and December 31, 2014 and the related consolidated statements of income and of cash flows for the fiscal quarters ended on such dates, set forth in the Company’s quarterly reports for the quarters ended September 30 and December 31, 2014, as filed with the SEC on Form 10-Q, present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at such dates, and their consolidated results of operations and cash flows for such fiscal year or such fiscal quarters, as the case may be, subject, in the case of such unaudited financial statements, to normal year-end audit adjustments and the absence of certain footnotes. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the accountants or a Responsible Officer of the Company, as the case may be, and as disclosed therein).

5.2. No Change. Since June 30, 2014, there has been no development or event which has had or is reasonably expected to have a Material Adverse Effect.

5.3. Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is duly incorporated or organized, validly existing and (if applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or other organization, except to the extent, with respect to a Subsidiary, that any failure to maintain existence or (if applicable in such jurisdiction) good standing would not have a Material Adverse Effect, (b) has the corporate or other organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the lack of any such power or authority would not reasonably be expected to cause a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other entity under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that any failure to so qualify would not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law except to the extent that any failure to so comply is not reasonably expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. Each Borrower has the corporate or organizational power, as applicable, and authority to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate or organizational action, as applicable, to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which a Borrower is a party, except for (a) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (b) any consent, authorization, filing or notice, where the failure to obtain any such consent or authorization or to make any such filing or give any such notice would not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of each Borrower that is a party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a valid and binding obligation of each Borrower that is a party thereto, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or remedies generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar. The execution, delivery and performance of the Loan Documents to which a Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not (a) violate any Requirement of Law or Contractual Obligation of the Company or of any of its Subsidiaries except where any such violation would not reasonably be expected to result in a Material Adverse Effect or (b) result in the creation or imposition of any Lien (except for Liens created under the Loan Documents) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation except where any such creation or imposition of any such Lien would not reasonably be expected to have a Material Adverse Effect.

5.6. No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) that purports and is reasonably likely to affect the legality, validity or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which is reasonably expected to have a Material Adverse Effect.

5.7. No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Real Property; Liens. Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material real property, except for minor defects in title and other Liens that do not interfere in any material respect with such Person’s ability to conduct its business as presently conducted. All such material real properties are free and clear of all Liens, other than Liens permitted by subsection 8.3.

5.9. Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes required for the conduct of its business as currently conducted except for any such failures to own or license which would not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted against the Company or any Subsidiary and is pending by any Person challenging the use by the Company or any Subsidiary of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim, except, in each case, for any claims that would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.

5.10. Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all material foreign income, excise and other tax returns which, to the knowledge of the Company, are required to be filed by the Company or any such Subsidiary and has paid or made for the provision of payment of all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property in respect thereof received by the Company or its Subsidiaries and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be) except, in each case, (a) taxes that are being contested in good faith and for which adequate reserves have been provided and (b) other taxes where any such failure to file or any such failure to pay would not reasonably be expected to have a Material Adverse Effect; no tax Lien has been filed in respect of any material amount of unpaid taxes in respect of which, to the knowledge of the Company, any claim is being asserted, except where such claim is not reasonably expected to result in a Material Adverse Effect.

5.11. Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect. If requested by the Administrative Agent, the Company will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of said Regulation U and any applicable forms required from time to time thereunder.

5.12. ERISA. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (a) neither a Reportable Event which would reasonably be expected to result in the termination of a Plan nor a failure of any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made on the date of any Extension of Credit with respect to any Plan; (b) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (c) no termination of a Plan has occurred, and no Lien (other than Liens permitted under subsection 8.3) on assets of the Company or any Commonly Controlled Entity in favor of the PBGC or a Plan has arisen, during such five-year period; and (d) the present value of all accrued benefits under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made on the date of any Extension of Credit, exceed the fair market value of the assets of such Plan allocable to such accrued benefits. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; (ii) neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if (A) the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made or (B) any such Multiemployer Plan is in Reorganization or Insolvent or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA). The present value (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 106) of the liability of the Company and each Commonly Controlled Entity for accrued post-retirement benefits to be provided to their current and former employees under welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the fair market value of the assets under all such plans allocable to such benefits by an amount in excess of $25,000,000.

5.13. Investment Company Act; Other Regulations. No Borrower is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Borrower is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness under the Loan Documents.

5.14. Subsidiaries. Schedule 5.14 lists all the Subsidiaries of the Company as of the Effective Date.

5.15. Purpose of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used by the Company and its Subsidiaries (a) to repay in full the loans and other amounts outstanding under the Existing Credit Agreement on the Effective Date and (b) for general corporate purposes including, without limitation, repayment, prepayment or purchase of long-term Indebtedness and Acquisitions.

5.16. Accuracy and Completeness of Information. All written certificates, documents and written statements heretofore furnished by the Company to the Lenders for use in connection with this Agreement, and all such information hereafter furnished by the Company to any Lender for use in connection with this Agreement, do not and will not, at the time delivered, taken as a whole with all other certificates, documents and written statements furnished substantially contemporaneously therewith, contain any untrue statement of a material fact or omit to state a material fact known to the Company and necessary in order to make the statements made or to be made, in the light of the circumstances under which they were or will be made, not misleading.

5.17. Environmental Matters. Except to the extent that any of the following are not reasonably expected to have a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not to the knowledge of any Responsible Officer of the Company contain and, to the knowledge of any Responsible Officer of the Company during its period of ownership, lease or operation of the Properties, have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) are reasonably expected to give rise to liability on the part of the Company or any of its Subsidiaries under, any applicable Environmental Law.

(b) The Properties and all operations at the Properties are in compliance, and during the five-year period prior to the date on which this representation is made or deemed made on the date of any Extension of Credit have been in compliance, with all applicable Environmental Laws; and there is no (i) contamination by Materials of Environmental Concern at, under or about the Properties, or (ii) violation of any Environmental Law with respect to the Properties or the business operated by the Company or any of its Subsidiaries on such Properties (the “Business”), which could interfere with the continued operation of the Properties or impair the fair saleable value thereof.

(c) Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding or compliance or non-compliance with any applicable Environmental Laws with regard to any of the Properties or the Business, nor does any Responsible Officer of the Company have knowledge that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not to the knowledge of any Responsible Officer of the Company been transported or disposed of from the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of the Company or any of its Subsidiaries under, any applicable Environmental Law, nor have any Materials of Environmental Concern to the knowledge of any Responsible Officer of the Company been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of the Company or its Subsidiaries under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of the Company, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of any applicable Environmental Laws.

5.18. Solvency. Immediately after the consummation of the transactions to occur on the Effective Date, including the making of each Loan to be made on the Effective Date and the application of the proceeds of such Loans, (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the Effective Date.

5.19. Anti-Corruption Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures regarding compliance by the Borrowers, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Neither the Company nor any Subsidiary, nor any director or officer of the Company, nor, to the knowledge of the Company, any employee of the Company or any director, employee or officer of any Subsidiary, is a Sanctioned Person or is in violation of any Sanctions or Anti-Corruption Laws. No part of the proceeds of the Loans and no Letter of Credit shall be used, directly by the Borrowers or to the knowledge or with the consent of the

Borrowers, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto (it being agreed that the representation in this sentence will be deemed to have been materially incorrect when made if the proceeds of any Loan or any Letter of Credit shall at any time be used for a purpose or in a manner contrary to such representation).

SECTION 6

CONDITIONS PRECEDENT

6.1. Conditions to Effectiveness. The obligations of the Lenders and the Issuing Banks to make Extensions of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied:

(a) Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by each Lender, the Company and the Additional Borrower.

(b) Evidence of Authority. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and (if applicable in such jurisdiction) good standing of each Borrower, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrowers, the Loan Documents or such transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c) Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by either Borrower under the Fee Letters or any Loan Document.

(d) Financial Statements. The Administrative Agent shall have received the financial statements described in subsection 5.1.

(e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i) the executed legal opinion of Wachtell, Lipton, Rosen & Katz, special New York counsel to the Borrowers;

(ii) the executed legal opinion of Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to the Borrowers;

(iii) the executed legal opinion of the general counsel of the Company; and

(iv) the executed legal opinion of Hengeler Mueller, special German counsel.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) All principal, interest, fees and other amounts outstanding or accrued under the Existing Credit Agreement, whether or not at the time due, shall have been or shall concurrently be paid in full, the commitments thereunder shall have been or shall concurrently be terminated and all guarantees existing in connection therewith shall have been or shall concurrently be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof, or other arrangements for such discharge and release that are reasonably satisfactory to the Administrative Agent shall have been made. No Subsidiary shall have outstanding any Indebtedness, other than Indebtedness permitted by subsection 8.2.

(g) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of the Company, confirming compliance with the conditions set forth in the last sentence of paragraph (f) of this subsection and in paragraphs (a) and (b) of subsection 6.2.

(h) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case as requested at least five Business Days prior to the Effective Date.

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrowers in or pursuant to this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

Each request by a Borrower for an Extension of Credit hereunder shall constitute a representation and warranty by the Borrowers as of the date on which such Extension of Credit is to be made that the conditions contained in paragraphs (a) and (b) of this subsection have been satisfied.

SECTION 7

AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing by a Borrower to any Lender or the Administrative Agent hereunder, the Company shall and (except in the case of delivery of financial information, certifications, reports and notices) shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to each Lender:

(a) promptly upon becoming available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception with respect to such audited consolidated financial statements, by KPMG LLP or other independent certified public accountants of nationally recognized standing (it being understood that the report referred to in this sentence is the report with respect to the Company’s audited consolidated financial statements and not any report with respect to the effectiveness of the Company’s internal controls over financial reporting);

(b) promptly upon becoming available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, commencing with the fiscal quarter ending March 31, 2015, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for such quarter and for the portion of the Company’s fiscal year ended at such quarter, setting forth in each case in comparative form the figures for the corresponding previous quarter and the corresponding portion of the Company’s previous fiscal year, certified by a Responsible Officer of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of certain footnotes);

(c) all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); and

(d) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders generally, and promptly after the same are filed, copies of all financial statements and periodic reports which the Company may make to, or file with, the U.S. Securities and Exchange Commission (the “SEC”);

provided, that any documents required to be delivered pursuant to subsection 7.1(a),(b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the internet at the following website address: www.harman.com; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party or SEC website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent such Lender or the Administrative Agent reasonably demonstrates that it cannot access or obtain such documents.

7.2. Certificates; Other Information. Furnish to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) reporting on such financial statements stating whether to their knowledge there exists on the date of such certificate any Default or Event of Default, and, if any such Default or Event of Default exists, specifying such Default or Event of Default in such certificate;

(b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer of the Company stating, to the best of such officer’s knowledge, whether any Default or Event of Default exists on the date of such certificate and, if any such Default or Event of Default exists, specifying such Default or Event of Default in such certificate;

(c) within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, and within 90 days after the end of each fiscal year of the Company, a certificate of the chief financial officer of the Company showing in reasonable detail the computations required to calculate the financial covenants set forth in subsection 8.1; and

(d) promptly, such additional available information regarding the business or financial condition of the Company or any of its Subsidiaries (not otherwise required to be delivered to the Administrative Agent or any Lender under any Loan Document) as the Administrative Agent, or any Lender acting through the Administrative Agent, may from time to time reasonably request.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy (or renew or extend) at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, or (b) to the extent that any such failure to so pay, discharge or satisfy would not be reasonably expected to have a Material Adverse Effect.

7.4. Conduct of Business and Maintenance of Existence. (a) Continue to engage in business of the same general type as now conducted by it and any other businesses and activities related, ancillary or incidental thereto, (b) preserve, renew and keep in full force and effect its corporate or other organizational existence, (c) take all reasonable action required to maintain all rights, privileges and franchises required in the conduct of its business, except (i) in the case of clause (b) above, as otherwise not prohibited pursuant to subsection 8.4 and (ii) in the case of clause (c) above, to the extent such rights, privileges and franchises are the subject of any Disposition not prohibited hereunder and to the extent any other failure to do so would not reasonably be expected to have a Material Adverse Effect, and (d) comply with all Contractual Obligations and Requirements of Law except to the extent that any failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted) except for any failures to so maintain such property that would not have a Material Adverse Effect; maintain with reputable insurance companies or associations insurance on all such property on an “all risk” basis in a manner reasonably comparable to other similarly situated companies; and furnish to the Administrative Agent, upon written request, certificates as to the insurance carried.

7.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which entries which are full, true and correct in all material respects and in conformity with GAAP and all applicable material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lenders and of the Administrative Agent to visit and inspect any of its material properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior written notice delivered to the Company and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants; provided that all such inspections shall be coordinated by the Lenders and the Administrative Agent, and by the Administrative Agent with the Company in order to minimize disruption of the Company’s or any of its Subsidiaries’ business.

7.7. Notices. Promptly give notice to the Administrative Agent (which will promptly thereafter notify each Lender) of:

(a) the occurrence of any Default or Event of Default upon any Responsible Officer obtaining knowledge thereof;

(b) any default or event of default under any Contractual Obligations of the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

(c) any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority by or against the Company or any of its Subsidiaries in which there is a reasonable expectation of a determination adverse to the Company or such Subsidiary that would reasonably be expected to have a Material Adverse Effect;

(d) any of the following events, as soon as possible, and in any event within 30 days after the Company knows thereof: (i) the occurrence (or, with respect to any Reportable

Event for which advance notice to the PBGC is required under ERISA, expected occurrence) of any Reportable Event with respect to any Plan, a failure of the Company or a Commonly Controlled Entity to make any required contribution to a Plan or Multiemployer Plan, the creation of any Lien (other than Liens permitted under subsection 8.3) on the assets of the Company or any Commonly Controlled Entity in favor of the PBGC or a Plan or Multiemployer Plan or any withdrawal of the Company or a Commonly Controlled Entity from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or the determination that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (ii) the institution of proceedings or the notice of the intention to institute proceedings by the PBGC or the Company or any Commonly Controlled Entity to terminate any Plan or the institution of proceedings by the PBGC, the Company, any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, if in the case of any such event under clause (i) and clause (ii) above such event would have a Material Adverse Effect; and

(e) any other development or event which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

7.8. Environmental Laws. (a) Comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required to be obtained and maintained by the Company or its Subsidiaries by applicable Environmental Laws, except to the extent that any failure to so obtain, comply or maintain would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations and all remedial, removal and other actions in respect of any Materials of Environmental Concern required to be conducted or completed by the Company or its Subsidiaries under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities applicable to the Company or its Subsidiaries regarding Environmental Laws except to the extent that (i) the same are being contested in good faith by appropriate proceedings or (ii) any failure to conduct, complete or comply would not reasonably be expected to have a Material Adverse Effect.

7.9. Additional Borrower. In the case of the Company, at all times while the Additional Borrower is a borrower hereunder, ensure that the Additional Borrower is a Wholly Owned Subsidiary of the Company.

7.10. Further Assurances. The Company and the Additional Borrower will execute any and all further documents, agreements and instruments, and take all such further actions, that may be required under any applicable law, or that the Administrative Agent may reasonably request, to effectuate the provisions of the Loan Documents, all at the expense of the Borrowers.

SECTION 8

NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Company shall not, directly or indirectly:

8.1. Financial Condition Covenants.

(a) Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any fiscal quarter of the Company to exceed 3.5 to 1.0 (or, for any fiscal quarter ending during the period of 12 months immediately following consummation by the Company or any of its Subsidiaries of any Designated Acquisition, 4.0 to 1.0).

(b) Interest Coverage Ratio. Permit the ratio (the “Interest Coverage Ratio”) of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters of the Company ending on any date that is the last day of a fiscal quarter, to be less than 3.5 to 1.0.

8.2. Limitation on Indebtedness of Subsidiaries. Permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness, except:

(a) Indebtedness incurred under the Loan Documents;

(b) Indebtedness of any Subsidiary to the Company or any other Subsidiary; provided that such Indebtedness shall not have been transferred to any other Person (other than to the Company or any other Subsidiary);

(c) Indebtedness outstanding on the Effective Date and listed on Schedule 8.2 and any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Indebtedness from time to time (in whole or in part); provided that the outstanding principal amount of any such Indebtedness may only be increased to the extent any such increase is permitted to be incurred under any other clause of this subsection 8.2;

(d) Indebtedness of any Person which becomes a Subsidiary or is merged with or into or consolidated or amalgamated with any Subsidiary after the Effective Date; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary or as of the time of such merger, consolidation or amalgamation and was not created in anticipation thereof and (ii) immediately after such Person becomes a Subsidiary or such merger, consolidation or amalgamation no Event of Default shall have occurred and be continuing; and any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Indebtedness from time to time (in whole or in part); provided that the outstanding principal amount of any such Indebtedness may not be increased, except to the extent such increase is permitted to be incurred under any other clause of this subsection 8.2;

(e) (i) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets (provided that such Indebtedness is incurred or assumed prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Indebtedness from time to time (in whole or in part); provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of (A) $200,000,000 or (B) 5% of Consolidated Total Assets calculated, with respect to the date of incurrence of any such Indebtedness, as at the last day of the then most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to subsection 7.1(a) or (b), as applicable (except that refinancing Indebtedness incurred in reliance on clause (ii) of this subsection 8.2(e) will in any event be permitted so long as the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness refinanced).

(f) Guarantee Obligations arising in respect of guarantees of any Indebtedness of Subsidiaries permitted under this subsection 8.2;

(g) Indebtedness incurred or arising from or in connection with any bid, performance, surety, statutory, completion, return-of-money or appeal bonds or similar obligations issued, existing or incurred in the ordinary course of business;

(h) Indebtedness owed to any officers or employees of the Company or any Subsidiary; provided that the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(i) Indebtedness secured by a Lien on any asset or property at the time of acquisition of such asset or property by the Company or any Subsidiary pursuant to a transaction not prohibited by this Agreement, and any extension, renewal, refinancing, refunding, restructuring or replacement (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) thereof; provided that (i) such Indebtedness (other than any extension, renewal, refinancing, refunding, restructuring or replacement (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) thereof) existed at the time the asset or property was so acquired and was not created in contemplation of the acquisition thereof and (ii) the outstanding principal amount of such Indebtedness may only be increased to the extent such increase is permitted to be incurred under any other clause of this subsection 8.2;

(j) Indebtedness arising or incurred as a result of or from the adjudication or settlement of any litigation or from any arbitration or mediation award or settlement, in any case involving the Company or any Subsidiary; provided that the judgment, award(s) and/or settlements to which such Indebtedness relates would not constitute an Event of Default under subsection 9(h) of this Agreement;

(k) Indebtedness incurred or arising from or as a result of agreements providing for indemnification, deferred payment obligations, purchase price adjustments, earn-out payments or similar obligations;

(l) Indebtedness arising from or in connection with accounts payable (for the deferred purchase price of property or services) in the ordinary course of business greater than 90 days past the invoice or billing date which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been established by the Company or any Subsidiary in conformity with GAAP;

(m) Indebtedness under or related to (i) Hedging Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than in respect of Capital Stock or Indebtedness of the Company or any Subsidiary), (ii) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary and (iii) in connection with Indebtedness of the Company that is convertible into the Company’s common stock, Hedging Agreements entered into to hedge against increases in the price of the Company’s common stock;

(n) letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the applicable Borrower of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(p) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(q) Indebtedness consisting of any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with any investment by any Subsidiary, but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation, or of any indemnification obligation arising in connection with any investment by any Subsidiary; and

(r) (i) any other Indebtedness (not otherwise permitted under this Agreement), including Securitization Transactions and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of Indebtedness outstanding under this clause (r); provided that, notwithstanding anything to the contrary in this Agreement, the aggregate principal amount of (1) all Indebtedness incurred under this clause (r), (2) without duplication, all obligations secured by Liens incurred under subsection 8.3(x) and (3) all Indebtedness arising in respect of Sale Lease-Back Transactions incurred pursuant to the proviso of subsection 8.5 shall not exceed, in the aggregate, the greater of (A) $500,000,000 and (B) 12.5% of Consolidated Total Assets calculated, with respect to the date of incurrence of any such Indebtedness, as at the last day of the then most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to subsection 7.1(a) or (b), as applicable (except that refinancing Indebtedness incurred in reliance on clause (ii) of this subsection 8.2(r) will in any event be permitted so long as the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness refinanced).

8.3. Limitation on Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or other charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(b) Liens of carriers, shippers, suppliers, vendors, warehousemen, mechanics, materialmen, repairmen and other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

(c) Liens arising in connection with workers’ compensation, unemployment insurance, pension plans or systems or other types of social security or other governmental requirements, Liens securing liability to insurance carriers under insurance or self-insurance arrangements and Liens arising under ERISA to secure contingent liabilities not prohibited under this Agreement;

(d) Liens securing the payment or performance of bids, tenders, trade contracts (other than for borrowed money), leases, regulatory and statutory obligations, indemnification obligations, surety bonds, tender performance bonds, completion bonds, return-of-money bonds and other obligations of a like nature (including Liens to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, servitudes, encroachments, covenants, reservations, permits, zoning and building ordinances, municipal and local regulations, easement agreements, and similar charges, licenses, concessions, restrictions, conditions or encumbrances on, over or in respect of any property and other similar encumbrances and defects in title which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the properties subject thereto or materially interfere with the conduct of the business of the Company or such Subsidiary;

(f) Liens in existence on the Effective Date and any extension, renewal, refinancing, restructuring or replacement (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) from time to time of any such Lien; provided that (i) no such Lien may be extended to cover any additional property (other than the same property that secured the Lien so extended, renewed, refinanced, restructured or replaced (plus additions, accessions, replacements and improvements to or of such property)) except to the extent any such extension is permitted to be incurred under any other clause of this subsection 8.3 after the Effective Date and (ii) the principal amount of Indebtedness secured thereby is not increased after the Effective Date (except to the extent any such increase is otherwise permitted under this Agreement);

(g) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary (plus additions, accessions, replacements and improvements to or of such property) or the proceeds thereof and contract rights, subleases and other rights related thereto; provided that (i) such Liens secure only Indebtedness permitted by subsection 8.2(e) or that would be permitted to be incurred by the Company under such subsection were it subject to such subsection and, in each case, the proceeds thereof and contract rights, subleases and other rights related thereto and other obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Company, the Additional Borrower or any other Subsidiary (except to the extent such extended Lien is permitted to be incurred under any other clause of this subsection 8.3); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(h) Liens consisting of (i) landlord’s Liens under leases to which the Company or any of its Subsidiaries is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (ii) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Company or any of its Subsidiaries, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Company or any such Subsidiary, (iii) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property and (iv) zoning laws and ordinances and municipal regulations;

(i) Liens in favor of customs and revenue authorities arising by operation of law and arising from or in connection with the payment of customs duties in connection with the importation of goods;

(j) Liens on the property or assets of, or on the Capital Stock in, any Person which becomes a Subsidiary (including through any merger, amalgamation or consolidation with a Subsidiary formed for such purpose and having no other substantial assets) or is merged with or into or consolidated or amalgamated with the Company after the Effective Date securing Indebtedness in existence at the time such Person became a Subsidiary or was merged with or into or consolidated or amalgamated with the Company and Liens on the property or assets of any Person at the time of a sale of the properties and assets of such Person as an entirety or substantially as an entirety to the Company or any Subsidiary securing Indebtedness in existence at the time of sale to the Company or any Subsidiary and, in each case, any extension, renewal, refinancing, refunding, replacement and restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings), in whole or in part, of any such Indebtedness; provided that (i) such Liens existed at the time (A) such Person became a Subsidiary or was merged with or into or consolidated or amalgamated with the Company or a Subsidiary or (B) of such sale of the properties and assets as an entirety or substantially as an entirety to the Company and any Subsidiary and, in each case, were not created in anticipation thereof; provided that this clause (i) shall not apply to any extension, renewal, refinancing, refunding, restructuring or replacement of such Indebtedness, so long as the Liens securing such Indebtedness do not cover any property or assets other than the same property or assets (plus additions, accessions, replacements and improvements thereto or thereof) that secured the Indebtedness so extended, renewed, refinanced, restructured or replaced, (ii) any such Lien is not extended to cover any property or assets of such Person, or of the Company or any operating Subsidiary with which such Person is merged, consolidated or amalgamated, at or after the time such Person becomes a Subsidiary (except to the extent any such extension is permitted to be incurred under any other clause of this subsection 8.3), and (iii) the principal amount of Indebtedness secured thereby is not increased (except to the extent any such increase is otherwise permitted under this Agreement);

(k) Liens on goods and inventory acquired by the Company or any Subsidiary in the ordinary course of business securing the payment to the seller of such goods or inventory of the purchase price therefor; provided that such Liens are not extended to encumber any goods and inventory other than goods and inventory to which such purchase price relates (except to the extent any such extension is permitted to be incurred under any other clause of this subsection 8.3);

(l) Liens arising in connection with letters of credit issued for the account of the Company or a Subsidiary securing the indemnification or reimbursement obligations in respect of such letters of credit, provided, that such Liens are not extended to encumber any property other than the property being acquired through payments made under such letters of credit or the documents of title and shipping and insurance documents relating to such property (except to the extent any such extension is permitted to be incurred under any other clause of this subsection 8.3);

(m) Liens on intellectual property acquired by the Company or a Subsidiary (such as software) securing the obligation of the Company or such Subsidiary to make royalty or similar payments to the seller of such intellectual property; provided that such Liens are not extended to encumber any intellectual property other than the intellectual property to which such payments relate (except to the extent any such extension is permitted to be incurred under any other clause of this subsection 8.3);

(n) Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal or other bonds posted in connection with court proceedings or judgments, awards or settlements that do not constitute an Event of Default under subsection 9(h) of this Agreement;

(o) Liens arising under or with respect to banker’s liens, rights of set-off or similar rights with respect to deposit accounts and securities accounts;

(p) Liens constituting rights of first refusal, options or other contractual rights to sell, assign or otherwise make any Disposition of any assets or property, or any interest therein;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or any of its Subsidiaries or, in connection with any operating lease entered into in the ordinary course of business, any precautionary Uniform Commercial Code financing statements filed in favor of the applicable lessor and covering solely the applicable leased property;

(r) Liens on the products and proceeds (including, without limitation, insurance condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property subject to Liens under any of the paragraphs of this subsection 8.3;

(s) Liens solely on any cash earnest money deposits made by the Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment;

(t) Liens securing obligations in respect of trade-related letters of credit, banker’s acceptances or bank guarantees permitted under subsection 8.2(n) (or of the type that would be permitted to be incurred by the Company under such subsection were it subject to such subsection) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, bankers’ acceptances or bank guarantees and the proceeds and products thereof;

(u) Liens in favor of any Borrower;

(v) Liens deemed to exist in connection with Securitization Transactions permitted by subsection 8.2(r);

(w) Liens arising in connection with any margin posted related to Hedging Agreements entered other than for speculative purposes; and

(x) (i) any other Liens securing obligations (not otherwise permitted under this Agreement) and (ii) any Liens securing any extension, renewal, refinancing, refunding, replacement or restructuring of obligations; provided that, notwithstanding anything to the contrary in this Agreement, the aggregate principal amount of (1) all Indebtedness incurred under subsection 8.2(r), (2) without duplication, all obligations secured by a Lien incurred under this clause (x) and (3) all Indebtedness arising in respect of Sale Lease-Back Transactions incurred pursuant to the proviso of subsection 8.5 shall not exceed, in the aggregate, the greater of (A) $500,000,000 and (B) 12.5% of Consolidated Total Assets calculated, with respect to the date of incurrence of any such obligations, as at the last day of the then most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to subsection 7.1(a) or (b), as applicable (except Liens incurred in reliance on clause (ii) of this subsection 8.3(x) will in any event be permitted so long as the principal amount of such obligations does not exceed the principal amount the obligations refinanced).

8.4. Limitation on Fundamental Changes. (a) Merge, consolidate or amalgamate with or into any Person, or liquidate, wind up or dissolve, or permit the Additional Borrower to do any of the foregoing; provided, that so long as no Default or Event of Default would result, the Company or the Additional Borrower, as the case may be, may effect any merger, consolidation or amalgamation in which it is the surviving or resulting Person.

(b) Effect or permit the Disposition of all or substantially all the property and assets of the Company and its Subsidiaries, taken as a whole.

8.5. Limitation on Sales and Leasebacks. Enter into, or permit any Subsidiary to enter into, any arrangement with any Person (other than the Company or another Subsidiary) providing for the leasing by the Company or such Subsidiary of real or personal property which is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary (a “Sale and Lease-Back Transaction”); provided that, notwithstanding anything to the contrary in this Agreement, the Company may enter into, or permit any Subsidiary to enter into, Sale and Lease-Back Transactions for so long as the aggregate principal amount of (i) all Indebtedness incurred under subsection 8.2(r), (ii) without duplication, all obligations secured by a Lien incurred under subsection 8.3(x) and (iii)(A) all Indebtedness arising in respect of Sale Lease-Back Transactions incurred pursuant to this proviso and (B) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Indebtedness shall not exceed, in the aggregate, the greater of (I) $500,000,000 and (II) 12.5% of Consolidated Total Assets calculated, with respect to the date of incurrence of any such Indebtedness, as at the last day of the then most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to subsection 7.1(a) or (b), as applicable (except that Indebtedness in respect of Sale Lease-Back Transactions in reliance on subclause (iii)(B) above will in any event be permitted so long as the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness refinanced).

SECTION 9

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) A Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or a Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof;

(b) Any representation or warranty made or deemed made by a Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(c) The Company shall default in the observance or performance of any agreement contained in subsections 7.7(a) or 7.9 or Section 8;

(d) A Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this subsection), and such default shall continue unremedied for a period of 30 days after receipt of written notice from the Administrative Agent thereof;

(e) (i) The Company or any of its Subsidiaries shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (giving effect to any period of grace) or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) (A) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, (B) in the case of any Hedging Agreement, the applicable counterparty or (C) in the case of a Securitization Transaction, the purchasers or lenders thereunder, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement or Securitization Transaction, to cause the termination thereof; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness;

(f) (i) The Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts generally, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets; (ii) the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; (iii) there shall be commenced against the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iv) there shall be commenced against the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (v) the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall take any written action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above or (vi) the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall admit in writing its inability to, pay its debts as they become due;

(g) (i) The occurrence of any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or, to the knowledge of the Company, any Multiemployer Plan, with respect to which the Company or any Commonly Controlled Entity is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 3(14) of ERISA) or could otherwise reasonably be expected to be liable, (ii) any failure of a Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived, or any Lien (other than any Lien permitted under subsection 8.3) in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings under Title IV of ERISA shall commence to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, or (v) the Company or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, the occurrence of any such event or condition, together with all other such events or conditions existing at the time of such occurrence, if any, would reasonably be expected to have a Material Adverse Effect;

(h) One or more final judgments or decrees of a court shall be entered against the Company or any of its Subsidiaries for the payment of money in an aggregate amount (to the extent not adequately covered by insurance) of the US Dollar Equivalent Amount of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

(i) Any Change of Control shall occur; or

(j) Any Guarantee Obligation purported to be created under Section 10 shall cease to be, or shall be asserted in writing by the Company not to be, in full force and effect;

then, and in any such event, subject to the provisions of subsection 2.13, (a) if such event is an Event of Default specified in clause (i), (ii) or (iii) of paragraph (f) of this subsection with respect to a Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable by the applicable Borrower as provided herein and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to each Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to each Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable by the applicable Borrower as provided herein forthwith, whereupon the same shall immediately become due and payable by the applicable Borrower as provided herein or (iii) the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, require the deposit of cash collateral in an amount equal to the aggregate amount of all Lenders’ L/C Obligations as provided in subsection 3.10, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10

GUARANTEE

In order to induce the Lenders to extend credit hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Additional Borrower Obligations. The Company further agrees that the due and punctual payment of the Additional Borrower Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Additional Borrower Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower or other obligor of any of the Additional Borrower Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Person under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Additional Borrower Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Additional Borrower Obligations, (e) any decree or order, or any law or regulation of any jurisdiction or event affecting any term of an Additional Borrower Obligation or (f) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation or any other circumstance that might constitute a defense of the Company or any other Borrower or obligor, and any defense arising from the foregoing is hereby waived.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Additional Borrower Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of all the Additional Borrower Obligations), and any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Additional Borrower Obligations, any impossibility in the performance of any of the Additional Borrower Obligations or otherwise (other than for the indefeasible payment in full of all the Additional Borrower Obligations) is hereby waived.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Additional Borrower Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Issuing Bank or any Lender upon the bankruptcy or reorganization of any Additional Borrower or other obligor or otherwise.

In furtherance of the foregoing and not in limitation of any other right the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Additional Borrower or other obligor to pay any Additional Borrower Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent in cash an amount equal to the unpaid principal amount of such Additional Borrower Obligation then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Additional Borrower Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any change in law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Additional Borrower

Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, not consistent with the protection of the rights or interests of the Administrative Agent, any Issuing Bank or any Lender, then, at the election of the Administrative Agent, the Company shall make payment of such Additional Borrower Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent, each Issuing Bank and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Additional Borrower or other obligor arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Additional Borrower Obligations owed by such Additional Borrower or other obligor to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 11

THE ADMINISTRATIVE AGENT AND THE JOINT LEAD ARRANGERS

11.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

11.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, advisors (of the type contemplated by any Loan Document to be engaged by the Administrative Agent) or attorneys-in-fact appointed as such by the Administrative Agent and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Section 11 shall apply to any such agent, advisor or attorney-in-fact of the Administrative Agent.

11.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors (of the type contemplated by any Loan Document to be engaged by the Administrative Agent), attorneys in fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document with the consent of or at the request of the Majority Lenders or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents, or in the absence of its or such Person’s gross negligence or willful misconduct or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of a Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers.

11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, e-mail, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with the written request of the Majority Lenders or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents (to the extent that such Lenders make any such request in accordance with the Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

11.7. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Joint Lead Arrangers in their capacities as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective shares of the sum of the total Revolving Exposure and unused Commitments, in each case on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective shares of such amounts immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

11.8. Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

11.9. Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Bank and the Company. The Majority Lenders shall, within ten days after receipt of any such notice of resignation, in consultation with the Company, appoint from among the Lenders a successor agent for the Lenders, which successor agent shall, unless an Event of Default shall then be continuing, be subject to approval by the Company (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to and become vested with all of the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon the date of such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent under the Loan Documents shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable by the Borrowers to the retiring Administrative Agent unless otherwise agreed between the Borrowers and such successor. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

11.10. The Joint Lead Arrangers. The Joint Lead Arrangers, the Syndication Agents and the Documentation Agents, in such capacities, shall have no duties or responsibilities, and shall incur no obligations or liabilities, under this Agreement or the other Loan Documents.

SECTION 12

MISCELLANEOUS

12.1. Amendments and Waivers Generally; Amendments to Schedules. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection or subsections 2.10 and 2.15. The Majority Lenders and the Borrowers may, or, with the written consent of the Majority Lenders, the Administrative Agent and the Borrowers may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for any purpose or (ii) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) reduce the principal amount or extend the final scheduled date of maturity of any Loan, or reduce the stated rate of any interest or fee payable hereunder (except (1) in connection with any waiver of applicability of any increase in interest rates during the continuance of an Event of Default (which waiver shall be effective with the consent of the Majority Lenders) and (2) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby (except for adjustments from time to time in accordance with this Agreement), (B) amend, modify or waive the voting rights of any

Lender under this subsection without the written consent of such Lender, (C) reduce the percentage specified in the definition of Majority Lenders or consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the written consent of all the Lenders, (D) amend, modify or waive any provision of Section 11 without the written consent of the then Administrative Agent, (E) amend, modify or waive any provision of subsection 4.3(a) without the written consent of all the Lenders or (F) amend or modify the definition of “Borrower” in subsection 1.1 to include in such definition any Person that is not incorporated, formed or organized under the laws of Germany or under the laws of the United States of America, any State thereof, the District of Columbia or any of the territories or possessions of the United States of America without the written consent of all the Lenders. Notwithstanding any of the foregoing, (1) the portions of the JPMorgan Fee Letter pertaining solely to any fees payable by the Borrowers to the Administrative Agent may be amended, modified, supplemented or waived in a written instrument signed only by the Borrowers and the Administrative Agent; (2) this Agreement may be amended and supplemented in the manner contemplated under and in accordance with subsections 2.10 and 2.15; (3) no Defaulting Lender shall have any right to approve or disapprove of any amendment, modification, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender; (4) the terms and provisions of any Letter of Credit and any Time Draft may be amended, modified, supplemented or waived in a written instrument signed only by the Issuing Bank that issued such Letter of Credit or Time Draft (as applicable) and the Company (except to the extent provided in subsection 3.1(a)(proviso) and 3.1(b)(ii)); and (5) the percentages contained in the definitions of “Company Percentage” and “Additional Borrower Percentage” may be amended in accordance with the definitions thereof without any consent of the Administrative Agent or any Lender so long as at all times the percentages in both such definitions shall equal 100% in the aggregate.

(b) Schedules I, II and IV may be amended as follows:

(i) Schedule I will be amended to add another Person as a Lender hereunder and to include such new Lender’s Commitment, and/or to change any existing Lender’s Commitment, in any such case in accordance with any increase in the Commitments hereunder in accordance with subsection 2.10, upon execution and delivery by the new Lender, the Borrowers and the Administrative Agent of a New Lender Supplement or by the existing Lender, the Borrowers and the Administrative Agent of a Commitment Increase Supplement, as applicable.

(ii) Schedule II will be amended to change administrative information contained therein (other than any Funding Time, Payment Time or notice time contained therein), upon execution and delivery by the Company and the Administrative Agent of a Schedule Amendment providing for such amendment.

(iii) Schedule II will be amended to amend or modify any Funding Time, Payment Time or notice time contained therein, upon execution and delivery by the Company, the Majority Lenders and the Administrative Agent of a Schedule Amendment providing for such amendment.

(iv) Schedule II will be amended to change any interest rate definition contained therein or to add additional Available Foreign Currencies (and related administrative information), upon execution and delivery by the Company, all the Lenders and the Administrative Agent of a Schedule Amendment providing for such amendment.

(v) Schedule IV will be amended to designate any other Lender as an additional Issuing Bank, and add administrative information with respect thereto, upon execution and delivery by the Company, the Administrative Agent and such additional Issuing Bank of a Schedule Amendment providing for such amendment.

(vi) Schedule IV will be amended to change administrative information with respect to any Issuing Bank, upon execution and delivery by the Company, the Administrative Agent and such Issuing Bank, as the case may be, of a Schedule Amendment providing for such amendment.

(c) Any waiver and any amendment, supplement or modification obtained or made in accordance with subsection 12.1(a) or (b) shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Issuing Banks, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders, the Issuing Banks, and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without any notice to or consent of any Lender unless expressly required by subsection 12.1) to take any action reasonably requested by the Borrowers to the extent necessary to permit the consummation of any transaction permitted by the Loan Documents or that has been consented to in accordance with subsection 12.1.

12.2. Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, and in each case shall be deemed to have been duly given or made when received in the case of registered or certified mail, postage prepaid (except that, if not received during normal business hours of the recipient, shall be deemed to have been received at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	Harman International
Industries, Incorporated
400 Atlantic Street
15th Floor
Stamford, CT 06901
Attention: Sandra E. Rowland, Chief Financial Officer and Executive Vice President
Fax: 203-328-3953
Attention: Todd Suko, Executive Vice President and General Counsel
Fax: 203-328-3978

The Administrative Agent:	For notices regarding Loans denominated in US Dollars:
JPMorgan Chase Bank, N.A.
Loan and Agency Services
10 South Dearborn, Floor 07
Chicago, IL 60603-2003
Attention: April Yebd
Fax: 1-888-208-7168
Email: jpm.agency.servicing.6@jpmchase.com

For notices regarding Loans denominated in Available Foreign Currencies:
J.P. Morgan Europe Limited
25 Bank Street, Canary Wharf
London E14 5JP, United Kingdom
Attention: Loan Agency
Fax: 44 (0)-207-777-2360

provided that any Notice of Borrowing, Notice of Continuation, Notice of Conversion, or any notice pursuant to subsections 2.4, 2.5 or 3.2 shall not be effective until received. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Administrative Agent, the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures prescribed or approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent and the Company that it is incapable of receiving such notices under such Section by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(e) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. The Administrative Agent does not warrant, and shall not be deemed to warrant, the adequacy of the Platform and expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent have any liability to the Borrowers, any Lender, any Issuing Bank or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of communications through the Platform.

12.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

12.5. Payment of Expenses and Taxes; Indemnification. Each Borrower agrees (a) to pay or reimburse the Administrative Agent for such Borrower’s Applicable Percentage of all the Administrative Agent’s reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for such Borrower’s Applicable Percentage of all such Lender’s and the Administrative Agent’s costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent and any advisor (of the type contemplated by any Loan Document to be engaged by the Administrative Agent) retained by the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, such Borrower’s Applicable Percentage of any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to indemnify and hold the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank and each Lender, their respective affiliates, and their and their affiliates’ respective officers, directors, trustees, advisors, employees, agents and controlling persons, (each, an “indemnified person”) harmless from and against such Borrower’s Applicable Percentage of any and all liabilities, obligations, losses, damages, judgments, claims, penalties, costs, expenses or disbursements of any kind or nature whatsoever arising out of (i) claims, actions, suits or proceedings with respect to the execution, delivery, enforcement, performance and administration of this Agreement or the use of the proceeds of the Extensions of Credit or (ii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any violation of or liability under Environmental Laws related in any way to the Company or any of its Subsidiaries (all the foregoing, collectively, the “indemnified liabilities”); provided that the Borrowers shall have no obligation hereunder to any indemnified person with respect to indemnified liabilities arising from (A) the gross negligence or willful misconduct of such indemnified person or any affiliate, officer, director, trustee, advisor, employee, agent or controlling person thereof, (B) any claim brought by a Borrower against an indemnified person for such indemnified person’s bad faith breach of its obligations under any Loan Document or (C) legal proceedings commenced against such indemnified person by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

12.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of clause (c) of this subsection, (ii) by way of participation in accordance with the provisions of clause (b) of this subsection or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection 12.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 12.6(f) and, to the extent expressly contemplated hereby, the indemnified persons) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance of such obligations, such Lender shall remain the holder of any such Extension of Credit for all purposes under this Agreement and the other Loan Documents, and the Borrowers, the other Lenders, the Issuing Banks and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells any such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrowers therefrom, except that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any such amendment, waiver or consent that would (i) reduce the principal of, or interest on (except in connection with any waiver of applicability of any increase in interest rates during the continuance of an Event of Default), the Loans or any fees payable to all of the Lenders, or postpone the final scheduled date of maturity of Loans or of any installment thereof, in each case solely to the extent such amendment, waiver or consent directly affects the Loan or Loans in which the Participant is participating (provided that any waiver of any Default or Event of Default shall not constitute any amendment to the terms of any such participation, and that any increase in any Commitment or in the principal amount of any Loan or any interest thereon shall be permitted without the consent of any Participant if the Participant’s participation in any Loan is not increased as a result thereof). The Borrowers agree that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 12.7(a) as fully as if it were a Lender hereunder. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation being limited solely to those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation to such Participant; provided that each Participant shall be entitled to the benefits of subsections 4.4, 4.5 and 4.6 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a

Lender; and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Notwithstanding the foregoing, a Participant shall not be entitled to the benefits of subsection 4.5 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower, to comply with subsection 4.5 as though it were a Lender. Each Lender having sold a participation in any of its Obligations, acting solely for this purpose as non-fiduciary agent for the Borrowers, shall maintain a register for the recordation of the names and addresses of each Participant (and each change thereto, whether by assignment or otherwise) and the principal amounts of such Participant’s interest in any Obligation, in any Commitment and in any right to receive any payments hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the consent of the Company, the Administrative Agent and each Issuing Bank (which in each case shall not be unreasonably withheld or delayed, and provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice of the proposed assignment), to an additional bank or financial institution (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, the Company) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, except in the case of any such assignment to a Lender, (i) the aggregate amount of the Commitment being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the aggregate amount of the Commitment remaining with the assigning Lender are each not less than $5,000,000 (or such lesser amount as may be agreed to by the Company and the Administrative Agent) and (ii) the assignee shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including federal, state and foreign securities laws. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (ii) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto, but shall continue to have the benefit of subsections 4.4, 4.5 and 4.6 with respect to events or circumstances prior to such cessation). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Company shall not be required for any assignment which occurs at any time when any of the events described in subsection 9(f)(i) or (ii) shall have occurred and be continuing.

(d) The Administrative Agent shall, on behalf of the Borrowers, maintain at the address of the Administrative Agent referred to in subsection 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing by each Borrower to, each Lender, from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by each Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Company and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company.

(f) Each Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, subject to the provisions of subsection 12.16, any and all financial information in such Lender’s possession concerning the Company and its Affiliates which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of such Borrower in connection with such Lender’s credit evaluation of such Borrower and its Affiliates prior to becoming a party to this Agreement; provided that the Lenders shall take such steps as reasonably necessary to ensure that confidential information will be treated in a confidential manner as required by subsection 12.16.

(g) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan to any Federal Reserve Bank in accordance with applicable law.

12.7. Adjustments; Set-off. (a) Except as otherwise expressly provided herein, and subject to the provisions of subsection 2.13, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or other Company Obligations or Additional Borrower Obligations, as applicable, then due and owing, or interest thereon (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise), in a greater proportion than any such payment to any other Lender, if any, in respect of such other Lender’s Loans or other Company Obligations or Additional Borrower Obligations, as applicable, then due and owing, or interest thereon, such Benefited Lender shall notify the Administrative Agent and purchase (for cash at face value) from the other Lenders a participating interest in such portion of each such other Lender’s Loans or other Company Obligations or Additional Borrower Obligations, as applicable, or shall make such other adjustments as shall be equitable, as shall be necessary to cause such Benefited Lender to share the excess payment ratably with the other Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Company Obligations or Additional Borrower Obligations, as applicable, owing to them; provided, however, that if any such participations are purchased and all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The provisions of this subsection shall not be construed to apply to (i) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or other Company Obligations or Additional Borrower Obligations, as applicable, to any Transferee, other than to a Borrower or an Affiliate of a Borrower (as to which the provisions of this subsection shall apply).

(b) Subject to the provisions of subsection 2.13, if an Event of Default shall have occurred and be continuing, each Lender shall have the right, without prior notice to a Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims (other than Hedging Agreements entered into by such Borrower and such Lender), in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.8. Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b) The obligation of a Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent (as the case may be) in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be), such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

12.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or other means of electronic communication), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.11. Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents (it being understood that this Agreement does not supersede any provisions of any commitment letter or fee letter related to the credit facilities established hereby that by the terms of such documents survive the effectiveness of this Agreement).

12.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.13. Submission to Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in subsection 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction to enforce any judgment obtained in a court referred to in clause (a) above; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages (it being understood that nothing in this clause (e) will reduce the Borrowers’ indemnity obligations under subsection 12.5 in respect of any such damages awarded against any indemnified person);

provided that nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding against the Company, the Additional Borrower, or any of their respective properties in the courts of any jurisdiction for the purpose of the recognition or enforcement of any judgment.

12.14. Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

12.15. WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.16. Confidentiality. (a) Each of the Administrative Agent, each Issuing Bank and each Lender agrees to keep confidential all information provided to it by the Company or any of its Subsidiaries pursuant to or in connection with this Agreement, other than any information that is available to such Person on a non-confidential basis prior to disclosure by the Company or any of its Subsidiaries (collectively, the “Information”); provided that nothing herein shall prevent any Lender from disclosing any such Information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee which agrees to be bound by the provisions of this subsection 12.16 or substantially equivalent provisions, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors (it being understood that all such Persons to whom disclosure is made shall be informed of the confidential nature of such Information and shall be instructed to and agree to keep such information strictly confidential), (iv) upon the request or demand of any Governmental Authority having jurisdiction over it, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed by the Company or (vii) in connection with the exercise of any remedy hereunder.

(b) Notwithstanding anything herein to the contrary, “Information” shall not include, and the Company, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates), and any other party, may disclose to any and all Persons, without limitation of any kind, (i) information pertaining to this Agreement routinely provided by arrangers of credit facilities to data service providers, including league table providers, that serve the lending industry, (ii) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be required to understand such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts and (iii) all materials of any kind (including opinions or other tax analyses) that are provided to any of the Persons referred to above relating to such tax treatment or facts.

12.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this subsection shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

12.18. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that is required to enable such Lender to identify such Borrower in accordance with the USA PATRIOT Act. Each Borrower will provide such information to such Lender at its written request.

12.19. Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Administrative Agent that (a) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including federal, state and foreign securities laws, and (b) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including federal, state and foreign securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Todd A. Suko
	Name:	Todd A. Suko
	Title:	Executive Vice President and General Counsel

HARMAN HOLDING GMBH & CO. KG

By:	Harman Management GmbH, Its General Partner

By:	/s/ Todd A. Suko
	Name:	Todd A. Suko
	Title:	Managing Director with sole power of representation

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/s/ James A. Knight
	Name:	James A. Knight
	Title:	Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

HSBC Bank USA, N.A.

by	/s/ Christopher J. Mendelsohn
	Name:	Christopher J. Mendelsohn
	Title:	Senior Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

Wells Fargo Bank, N.A.

by	/s/ Stephanie Allegra
	Name:	Stephanie Allegra
	Title:	Senior Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

UniCredit Bank AG, New York Branch

by	/s/ Ken Hamilton
	Name:	Ken Hamilton
	Title:	Managing Director

For any Lender requiring a second signature line:

by	/s/ Peter Daugavietis
	Name:	Peter Daugavietis
	Title:	Associate Director

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

Bank of America, N.A.

by	/s/ Oleg Kochanov
	Name:	Oleg Kochanov
	Title:	Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

by	/s/ Mustafa Khan
	Name:	Mustafa Khan
	Title:	Director

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

TD Bank N.A.

by	/s/ Shivani Agarwal
	Name:	Shivani Agarwal
	Title:	Senior Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

Citizens Bank, N.A.

by	/s/ Ramez Gobran
	Name:	Ramez Gobran
	Title:	Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

KeyBank National Association

by	/s/ Meghan Starr
	Name:	Meghan Starr
	Title:	Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

DBS Bank Ltd.

by	/s/ Yeo How Ngee
	Name:	Yeo How Ngee
	Title:	Managing Director

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

Branch Banking and Trust Company

by	/s/ Matthew J. Davis
	Name:	Matthew J. Davis
	Title:	Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

U.S. Bank National Association

by	/s/ Michael E. Temnick
	Name:	Michael E. Temnick
	Title:	Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

People’s United Bank, National Association

by	/s/ Yvette D. Hawkins
	Name:	Yvette D. Hawkins
	Title:	Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

Australia and New Zealand Banking Group Limited

by	/s/ Damodar Menon
	Name:	Damodar Menon
	Title:	Executive Director

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

Bank of China, New York Branch

by	/s/ Haifeng Xu
	Name:	Haifeng Xu
	Title:	Executive Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

Commerzbank AG, New York and Grand Cayman Branches

by	/s/ Kiuli Chan
	Name:	Kiuli Chan
	Title:	Director

For any Lender requiring a second signature line:

by	/s/ Michael Weinert
	Name:	Michael Weinert
	Title:	Vice President

LENDER SIGNATURE PAGE TO

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

MULTI-CURRENCY CREDIT AGREEMENT

Name of Lender,

Nordea Bank Finland Plc, New York Branch

by	/s/ Ulrik Berg Andersen
	Name:	Ulrik Berg Andersen
	Title:	Vice President

For any Lender requiring a second signature line:

By	/s/ Martin Lunder
	Name:	Martin Lunder
	Title:	Senior Vice President